EXHIBIT 10.2

AMENDED AND RESTATED SUBORDINATED LOAN AGREEMENT

THIS AMENDED AND RESTATED SUBORDINATED LOAN AGREEMENT (the “Agreement”) is dated this 30th day of December, 2011, by and among EMTEC, INC., a Delaware corporation (“Emtec”), each of the other entities set forth on Appendix I and signatory hereto (together with Emtec, each a “Company” and collectively the “Companies”), NEWSPRING SBIC MEZZANINE CAPITAL II, L.P., a Delaware limited partnership (“NewSpring”), PEACHTREE II, L.P., a Delaware limited partnership (“Peachtree” and together with NewSpring each with its successors and assigns, each an “Investor” and collectively the “Investors”) and NEWSPRING-SBIC MEZZANINE CAPITAL II, L.P., in its capacity as collateral agent for the Investors under the terms of the Participation Agreement (defined below) (together with its successors and assigns, the “Collateral Agent”).

BACKGROUND

NewSpring and the Companies entered into a Subordinated Loan Agreement dated August 15, 2011 (the “Existing Subordinated Loan Agreement”) whereby NewSpring made a senior subordinated secured loan to the Companies in the original principal amount of Ten Million Dollars ($10,000,000) (the “NewSpring Subordinated Loan”).

The Companies and NewSpring hereby desire to amended and restate the Existing Subordinated Loan Agreement to include Peachtree as Investor, to provide for an additional senior subordinated secured term loan in the original principal amount of Three Million Dollars ($3,000,000) from Peachtree to the Companies (the “Peachtree Subordinated Loan”, and together with the NewSpring Subordinated Loan, each a “Subordinated Loan”, and collectively, the “Subordinated Loans”)  on the terms and pursuant to the conditions set forth herein, to effect the appointment of NewSpring as collateral agent for the Investors, under the terms of the Participation Agreement, and to make certain other amendments and modifications as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
Definitions

Section 1.1.                           Definitions

  Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

“1940 Act” has the meaning given to it in Section 4.26.

“Act of Bankruptcy” when used in reference to any Person, means the occurrence of any of the following with respect to such Person: (a) such Person shall have made an assignment of all or substantially all of its assets for the benefit of his, her or its creditors; (b) such Person shall have filed a voluntary petition in bankruptcy; (c) such Person shall have been adjudicated as bankrupt or insolvent by a court of competent jurisdiction; (d) such Person shall have filed any petition or answer seeking for himself, herself or itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future applicable Law pertinent to such circumstances; (e) such Person shall have filed or shall file any answer admitting or not contesting the material allegations of a bankruptcy, insolvency or similar petition filed against such Person; (f) such Person shall have sought or consented to, or acquiesced in, the appointment of any trustee, receiver, or liquidator of such Person of all or substantially all of the properties of such Person; (g) sixty (60) days shall have elapsed after the commencement of an action against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future applicable Law without such action having been dismissed or without all orders or proceedings thereunder affecting the operations or the business of such Person having been stayed, or if a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (h) sixty (60) days shall have expired after the appointment, without the consent or acquiescence of such Person of any trustee, receiver or liquidator of such Person or of all or substantially all of the assets and properties of such Person without such appointment having been vacated.

“Act of Dissolution” when used in reference to any Person (other than an individual) means the occurrence of any action initiating, or any event that results in, the dissolution, liquidation, winding-up or termination of such Person.

“Affiliate” when used in reference to any Person, shall mean any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person in question.  For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to a Person, means the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Board” means the Board of Directors of Emtec.

“Books and Records” means all of the Companies’ books and records, including, but not limited to, records indicating, summarizing, or evidencing the Collateral, the Company Liabilities, and the Companies’ property, business operations, or financial condition; computer runs, invoices, tapes, processing software, processing contracts (such as contracts for computer time and services) and any computer prepared information, tapes, or data of every kind and description, whether in the possession of the Companies or in the possession of third parties.

“Business” means the Companies’ current business of providing consulting, application services and infrastructure services to public sector and commercial clients and other businesses reasonably related thereto.

“Business Day” means any day other than a Saturday, a Sunday or any other day which is considered a federal holiday or on which banks in the Commonwealth of Pennsylvania are closed.

“Capital Expenditure” means expenditures for any fixed assets or improvements, replacements, substitutions or additions thereto or therefor which have a useful life of more than one year, and shall include all payments in respect of obligations which are appropriately characterized as capital leases under GAAP and leasehold improvements.

“Capital Stock” means:

(a)           in the case of a corporation, corporate stock;

(b)           in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)           in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(d)           any other interests or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Change of Control” means one or more transactions undertaken by Emtec resulting in either: (a) the Transfer of fifty percent (50%) or more of the assets of Emtec to another Person (excluding the Federal Procurement Business); (b) a merger or consolidation of Emtec with another Person where the shareholders of Emtec immediately prior to such merger or consolidation do not hold a majority of the outstanding equity securities of the surviving or successor entity or the ability to elect a majority of the board of directors or managers of the surviving or successor entity immediately following such merger or consolidation; or (c) the Transfer by the shareholders of Emtec, as of the date hereof, of fifty percent (50%) or more of the then issued and outstanding shares of Capital Stock of Emtec to any other Person who is not (i) an Affiliate of such shareholder (provided, that with respect to DARR, “Affiliates” shall include its Permitted Transferees) or (ii) another shareholder or an Affiliate of such other shareholder.

“Claim” means any claim, demand, suit, litigation, arbitration, investigation, action or proceeding by or before any Governmental Authority seeking penalties, monetary damages, equitable relief or compliance with any Law under any theory, including those based on theories of contract, tort, equity, statutory liability, strict liability, employer liability, premises liability, product liability or breach of warranty.

“Closing Date” means the date on which the conditions precedent set forth in Article 6 have been satisfied in the sole discretion of the Investors and Collateral Agent or waived by the Investors and Collateral Agent.

“Code” has the meaning set forth in Section 4.14 hereof.

“Collateral” has the meaning assigned to it in the Security Agreement.

“Common Stock” means the common stock of the Emtec, par value $0.01 per share.

“Company Liabilities” means the outstanding amount of principal under the Note, together with all accrued and unpaid interest thereon, as well as all other monetary obligations or liabilities that are payable by the Companies with respect to the Note.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the Ordinary Course of Business of such Person.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Contract” means a purchase order, sales agreement, equipment lease, distribution agreement, licensing agreement, franchise, bond, note, mortgage, indenture, guaranty, release, instrument, contract, agreement, commitment and arrangement (in every case, oral or written).

“Copyrights” means (a) all copyrights, registrations and applications for registration, issued or filed, including any extensions or renewals thereof, by or with the United States Copyright Office or any similar office or agency of the United States, any state thereof, or any other country or political subdivision thereof, or otherwise, including, all rights in and to the material constituting the subject matter thereof, and (b) any rights in any original works of authorship or other copyrightable material protected by common law, United States copyright laws or similar laws or any law of any state thereof.

“Copyright License” means any agreement, written or oral, providing for a grant by or to any Person of any right in any Copyright.

“Covelix” means Covelix, Inc., a Delaware corporation.

“Covelix India” means Covelix Technologies Private Ltd., an entity incorporated in India.

“DARR” means DARR Westwood LLC, a Delaware limited liability company.

“Default” shall mean any event or condition that, but for the giving of notice or the lapse of time, or both, would constitute an Event of Default.

“Emerging Cloud” means a non-wholly-owned Subsidiary of Gnuco to be formed after the Closing Date and joined as a borrower subject to the terms of Section 8.15 hereof.

“Employee Plans” means each material employee benefit plan or arrangement (whether or not an employee benefit plan as defined in section 3(3) of ERISA), including cafeteria, severance pay, salary continuation for disability, retirement, deferred compensation, bonus, incentive compensation, stock purchase, stock option, health (including hospitalization, medical and dental) and life insurance maintained by any Company or any ERISA Affiliate for the benefit of any current or former employees, directors or consultants of any Company or with respect to which any Company has any material liability (contingent or otherwise).

“Emtec Canada” means Emtec Infrastructure Services Canada Corporation, a corporation organized under the laws of Canada and an indirect subsidiary of Emtec.

“Emtec Certificate of Incorporation” means the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware.

“Emtec Global” means Emtec Global Services LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Emtec.

“Emtec Federal” means Emtec Federal, Inc., a New Jersey corporation f/k/a Westwood Computer Corporation (as successor by merger to DARR Westwood Acquisition Corporation).

“Emtec India” means Emtec Software India Private Limited (formerly known as Aviance Software India Pvt., Ltd.), an entity incorporated in India.

“Emtec SEC Documents” has the meaning set forth in Section 4.42 hereof.

“Environmental Laws” shall mean the Federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et. seq., the Federal Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et. seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801, et. seq., all other federal, state and local environmental or health laws applicable to the Companies or their business, operations or assets now or hereafter enacted, and all rules, regulations, orders and publications adopted or promulgated pursuant thereto from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is, together with any Company treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Event of Default” has the meaning set forth in Article 10 hereof.

“Exchange Act” has the meaning set forth in Section 4.42 hereof.

“Federal Procurement Business” means Emtec Federal, excluding the assets and Capital Stock of Secure Data, Inc., a Delaware corporation.

“Financial Statements” has the meaning set forth in Section 4.11 hereof.

“Fixed Charges” means the sum of the following for Emtec and its Subsidiaries on a consolidated basis:  (i) all interest paid in cash (exclusive of non-cash interest expense charges)  in respect of Indebtedness (provided, that: (1) for the fiscal quarter of Emtec and its consolidated Subsidiaries ending on November 30, 2011, all interest paid in cash with respect to Indebtedness under the Notes for the quarter ending on such date shall be multiplied by 4; (2) for the fiscal quarter of Emtec and its consolidated Subsidiaries ending on February 28, 2012, all interest paid in cash with respect to Indebtedness under the Notes for the prior two quarters ending on such date shall be multiplied by 2; and (3) for the fiscal quarter of Emtec and its consolidated Subsidiaries ending on May 31, 2012, all interest paid in cash with respect to Indebtedness under the Notes for the prior three quarters ending on such date shall be multiplied by 4/3),  and (ii) current maturities of: (A) long term Indebtedness, (B) capital lease payments, and (C) any other cash payment due under any earn out, bonus, retention or other performance-based agreement.

“Fixed Charge Coverage Ratio” means the ratio of: (a) Pro Forma Adjusted EBITDA minus cash taxes, distributions and Unfunded Capital Expenditures to (b) Fixed Charges.

“Foreign Subsidiaries” means any Subsidiary not organized under the laws of the United States of America, any State or the District of Columbia.

“GAAP” means generally accepted accounting principles applicable in the United States of America.

“Gnuco” means Gnuco, LLC, a Delaware limited liability company d/b/a Emerging Solutions.

“Gnuco Acquisition Agreement” means that certain Securities Purchase Agreement, dated the date hereof, by and among Emtec Global, Emtec, Gnuco, the members of Gnuco listed on the signature pages thereto and solely for the purposes of Section 8.2, Section 9.2 and Article X, Greg Lewis and Don Sweeney.

“Gnuco Acquisition Documents” means the Gnuco Acquisition Agreement and the Ancillary Agreements (as defined in the Gnuco Acquisition Agreement).

“Gnuco Collateral Assignment of Undertakings” has the meaning assigned to it in Section 6.1(o) hereof.

“Governmental Authority(ies)” when used in the singular, means any federal, state, local or foreign governmental or quasi-governmental instrumentality, agency, board, commission or department or any regulatory agency, bureau, commission or authority and, when used in the plural, shall mean all such entities.

“Hazardous Materials” means all materials of any kind which are flammable, explosive, toxic, radioactive or otherwise hazardous to animal or plant life or the environment, including, without limitation, “hazardous wastes,” “hazardous substances” and “contaminants,” as such terms are defined by Environmental Laws.

“Hedging Liability” means, relative to any Person, all liabilities of such Person under interest rate and currency swap, cap and collar agreements and all other writings designed to protect such Person against fluctuations in interest or currency exchange rates.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness for borrowed money, (b) all indebtedness for the deferred purchase price of property or services (other than any “earnouts” and similar payment obligations that have not been earned in full as of such date or are contingent), (c) all indebtedness for reimbursement and other obligations with respect to surety bonds and letters of credit, (d) all obligations evidenced by notes, bonds, debentures or similar instruments, (e) all capitalized lease obligations, (f) all Contingent Obligations, (g) all obligations to guarantee the Indebtedness of another Person, and (h) “earnouts” and similar payment obligations that have been earned in full as of such date and are not contingent.

“Indemnified Party” has the meaning set forth in Section 7.2.1 hereof.

“Information” has the meaning assigned to it in Section 12.11 hereof.

“Intellectual Property” means all rights in and to Copyrights, Copyright Licenses, Patents, Patent Licenses, Software, Trademarks, Trademark Licenses, Trade Secrets, web sites, and any other tangible or intangible proprietary or confidential information, and all improvements, modifications, and enhancements to and derivatives of any of the foregoing protected, created, developed and/or arising, as of the date hereof under the laws of the United States or any other jurisdiction, in whatever stage of development.

“Investor Rights Agreement” means the Amended and Restated Investor Rights Agreement by and among the Investors and Emtec, substantially in the form attached hereto as Exhibit A.

“IP Security Agreement(s)” means each Amended and Restated Intellectual Property Security Agreement delivered to Collateral Agent under Article 6 hereof by and between any Company and the Collateral Agent, for the benefit of the Investors, in form and substance acceptable to the Collateral Agent.

“Issue Date” means the date on which any Note is first issued.

“Key Management” means those persons identified as “Key Management” pursuant to Schedule 4.8 hereto.

“Law or Laws” means all (i) constitutions, treaties, statutes, laws (including common law), codes, rules, regulations, ordinances, requests or orders of any Governmental Authority; and (ii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority, in each case including all Environmental Laws, Tax, labor, employment and Intellectual Property laws.

“Liabilities” means, without limitation, any direct or indirect Indebtedness, guaranty, endorsement, Claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever.

“Loan Documents” means, collectively, this Agreement, the Notes, the Security Documents, the PNC Intercreditor Agreement, the Warrants, and all other instruments and documents executed and delivered in connection with the Subordinated Loans.

“Losses” has the meaning set forth in Section 7.2.1 hereof.

“Mandatory Prepayment Event” has the meaning set forth in Section 2.7 hereof.

“Material Adverse Effect” means (i) any material adverse change in the condition (financial or otherwise), assets, liabilities, business, results of operation or prospects of Emtec and its Subsidiaries, taken as a whole, or (ii) any event, matter, condition or effect which materially impairs the ability of the Companies taken as a whole to perform their obligations under the Loan Documents.

“Material Contract” and “Material Contracts” has the meaning set forth in Section 4.6 hereof.

“Maturity Date” has the meaning set forth in Section 2.2 hereof.

“MauritiusCo” means Emtec Services Mauritius, a company organized under the laws of Mauritius and a direct wholly-owned subsidiary of Emtec Global.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“No Default/Compliance Certificate” means a certificate in the form of Exhibit E hereto.

“Note” means individually and “Notes” means collectively the senior subordinated promissory notes executed by the Companies in favor of each of the Investors, substantially the form attached hereto as Exhibit B.

“Ordinary Course of Business” means, as to any Person, the ordinary course of business for such Person consistent in all material respects with past practices.

“Participation Agreement” means the Participation Agreement between NewSpring, for itself and as Collateral Agent, and Peachtree dated of even date herewith.

“Patents” means (a) all letters patent of the United States or any other country or any political subdivision thereof, and all reissues and extensions thereof, and (b) all applications for letters patent of the United States and all divisions, continuations and continuations-in-art thereof or any other country or any political subdivision.

“Patent License” means all agreements, whether written or oral, providing for the grant by or to any Person of any right to manufacture, use or sell any invention covered by a Patent.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor authority.

“Permitted Acquisition” means the purchase or acquisition (whether in one or a series of related transactions) by any Person of (a) all of the Capital Stock with ordinary voting power of another Person or (b) all or substantially all of the assets of another Person or division or line of business or business unit of another Person, whether or not involving a merger or consolidation with such Person; provided that (i) at the time thereof and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result from such acquisition or purchase, (ii) the aggregate amount of the consideration (or, in the case of consideration consisting of assets, the fair market value of the assets) paid by the Companies and their respective Subsidiaries shall not exceed One Million Dollars ($1,000,000) (including assumed obligations and liabilities) in the aggregate for any fiscal year, (iii) the Companies would be in compliance with the financial covenants set forth in Section 8.14 for the most recent calculation period and as of the last day thereof, if such acquisition or purchase had been completed on the first day of such calculation period, (iv) not less than five (5) days prior to the consummation of such proposed acquisition, the Borrower shall deliver to the Investor, a certificate from the Chief Executive Officer, Chief Financial Officer, Executive Offer or President of Emtec setting forth in reasonable detail calculations demonstrating compliance with the conditions set forth in clauses (ii) and (iii) above.

“Permitted Encumbrances” means any Lien, mortgage, security interest or other encumbrance, whether now existing or hereafter created, that results from any of the following:  (a) the Liens, mortgages, security interests and other encumbrances created or arising pursuant to this Agreement and the other Loan Documents; (b) Liens for taxes and assessments and other governmental charges incurred in the Ordinary Course of Business of any Company which are not delinquent or actively being contested in good faith by such Company and for which such Company has adequate reserves; (c) deposits or pledges made in the Ordinary Course of Business of any Company to secure payment of worker’s compensation or to participate in any fund in connection with worker’s compensation, unemployment insurance or other social security, old age pension or public liability obligations; (d) surety, appeal, indemnity, performance or other similar bonds required in the Ordinary Course of Business of any Company; (e) Liens, mortgages or security interests securing purchase money obligations (where the purchase money obligation is not undertaken in contravention of the terms of the Loan Documents), provided that any such Lien, mortgage or security interest does not encumber any property other than the property acquired in such purchase money transaction, the Indebtedness incurred in connection therewith does not exceed 100% of the purchase price of the asset(s) being acquired and the aggregate Indebtedness permitted under this clause (e) shall not exceed Five Hundred Thousand Dollars ($500,000) during any fiscal year of Emtec; (f) Liens, mortgages, security interests or other encumbrances securing the Senior Debt; (g) inchoate and unperfected mechanics, bankers, carriers, landlords, warehousemen, laborers and materialmen Liens arising in the Ordinary Course of Business of any Company that are not yet due and payable or which are being contested in good faith and for which adequate reserves have been established; (h) Liens, mortgages or security interests securing any Company’s property as expressly set forth as to the approximate amount as of the date hereof, identity of the creditor and the security interest or other collateral therefor, all as listed on Schedule 4.21 hereto; (i) Liens on assets (other than inventory or receivables) of Persons which become Subsidiaries after the date of this Agreement acquired in connection with a transaction permitted under Section 9.11, provided that: (1) such Liens existed at the time the respective Persons became a Subsidiary and were not created in anticipation thereof, (2) any such Lien does not by its terms cover any property or assets after the time such Person becomes a Subsidiary which were not covered immediately prior thereto, and (3) the applicable Company has complied with the terms of Section 8.15; (j) leases for equipment or otherwise and associated security interests securing the subject(s) of such leases in the Ordinary Course of Business; and (k) judgment Liens that do not constitute an Event of Default hereunder.

“Permitted Foreign Subsidiary” means each individually and “Permitted Emtec Canada Foreign Subsidiaries” means collectively, MauritiusCo, Emtec India, Covelix India, Emtec Canada and any other Foreign Subsidiary hereafter created, formed or acquired by any Company or any Subsidiary thereof in accordance with Section 9.1(d).

“Permitted Transferee” means:  (i) Dinesh R. Desai or the managing member of DARR, and any corporation, partnership or other entity that is an Affiliate of any of the foregoing persons in this clause (i) (collectively, “DARR Affiliates”) (ii) any present or former managing director, director, trustee or other fiduciary, general partner, limited partner, member, officer or employee of DARR or any DARR Affiliate, or any spouse or lineal descendant (natural or adopted), sibling or parent of any of the foregoing persons in this clause (ii), any heir, executor, administrator, testamentary trustee, legatee or beneficiary of any of the foregoing persons described in this clause (ii), or any personal representative upon the death, disability or incompetency of any of the foregoing persons described in this clause (ii) for the purpose of the protection and management of the assets of such person (collectively, “DARR Associates”), and (iii) any trust, the beneficiaries of which, or any charitable trust, the grantor of which, or any corporation, limited liability company, partnership or other business entity, the stockholders, members or general and limited partners of which, include only DARR, DARR Affiliates, or DARR Associates.

“Person” means an individual, corporation, partnership, joint venture, association, trust, or other entity or organization.

“PNC Intercreditor Agreement” has the meaning set forth in Section 6.1(l) hereof.

“Prepayment Premium” has the meaning set forth in Section 2.8 hereof.

“Pro Forma Adjusted EBITDA” means for the applicable period for Emtec and its Subsidiaries on a consolidated basis , the sum of Emtec’s and its Subsidiaries’ net income, plus (1) interest expense, (2) tax expense (as determined in accordance with GAAP), (3) non-cash stock based compensation, the mark to market expenses for any Warrant, or any other mark to market expenses which are non-cash, (4) depreciation and amortization, plus: (i) those addbacks set forth on Schedule 1.1A hereto (which addbacks shall not exceed the actual final amounts paid), (ii) those addbacks related to Project Fitness set forth on the No Default/Compliance Certificate delivered by Emtec for the applicable period, and approved by the Investors in their sole discretion (which addbacks shall not exceed the final amounts paid); and (iii) those addbacks approved by the Investors in their sole discretion (which addbacks shall not exceed the actual final amounts paid), (5) any restructuring charges in accordance with GAAP, (6) any fees or expenses paid to lenders that are nonrecurring in nature, and (7) any goodwill write downs; provided, that the above calculation shall be deemed to include the trailing twelve months or the results of operations of all Subsidiaries acquired by Emtec or any of its Subsidiaries during the twelve month period prior to the Closing Date (including without limitation, Gnuco).

“Project Fitness” means the Companies’ 2011 restructuring plan.

“Real Property” means, collectively, all real property owned by any Company or in which any Company has a leasehold interest and all real property hereafter acquired by any Company in fee or by means of a leasehold interest, including all real property on which any Company’s Business is now conducted, together with all goods located on any such real property that are or may become “fixtures” under the law of the jurisdiction in which such real property is located.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.42 hereof.

“SBA” has the meaning set forth in Section 4.25 hereof.

“SBA Act” has the meaning set forth in Section 4.25 hereof.

“SEC” has the meaning set forth in Section 4.42 hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Amended and Restated Security Agreement delivered to the Collateral Agent under Article 6 hereof by the Companies in favor of Collateral Agent, for the benefit of the Investors, in form and substance acceptable to Collateral Agent.

“Security Document” means individually and “Security Documents” means collectively, any or all of (i) this Agreement, (ii) the IP Security Agreements, (iii) the Security Agreement, (iv) the Gnuco Collateral Assignment of Undertakings, (v) any landlord or bailee waivers reasonably required by Collateral Agent under the terms of the Security Agreement, (vi) any additional documents required by Collateral Agent under Section 8.17 hereof, (vii) the ancillary documents relating to the documents set forth in prior clauses (i) – (vi), and (viii) all extensions, renewals, amendments, substitutions or replacements to any of the foregoing.

“Senior Agent” means PNC Bank, National Association, as agent for the Senior Lenders under the terms of the Senior Loan Agreement.

“Senior Debt” means Indebtedness incurred by the Companies under the terms of the Senior Loan Agreement, all of which includes any amount owed under any Interest Rate Protection Agreement entered into with respect thereto and which is subject to the terms of the PNC Intercreditor Agreement.

“Senior Lenders” means the lenders party to the Senior Loan Agreement.

“Senior Loan Agreement” means the Revolving Credit and Security Agreement among the Companies, the lenders party thereto, and PNC Bank, National Association, as agent, as it may be amended, restated or modified from time to time as permitted under the terms of the PNC Intercreditor Agreement.

“Software” means (i) all software programs, including all versions of source code, object code, assembly language, compiler language, machine code, and all other computer instructions, code, and languages embodied in computer software of any nature whatsoever and whether for use in or in conjunction with a mainframe computer, personal computer (desk top, lap top or hand held), personal digital assistant (PDA) or any other programmable hardware or device; computer systems, computer hardware, network infrastructure and related equipment, and all error corrections updates, upgrades, enhancements, translations, modifications, adaptations, further developments, derivative works, and other changes or functionality additions, of any kind to any of the foregoing; (ii) all designs and design documents (whether detailed or not), technical summaries, and documentation (including flow charts, logic diagrams, white papers, manuals, guides and specifications) with respect to such software described in the preceding clause; and (iii) all firmware and middleware associated with any of the foregoing in subparts (i) and (ii) hereof.

“Solvent” means, with respect to any Person, that (i) the fair value of all of such Person’s properties and assets is in excess of the total amount of its Indebtedness; (ii) it is able to pay its debts as they mature; (iii) it does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it is about to engage; and (iv) it is not “insolvent” as such term is defined in Section 101(31) of Title 11 of the United States Code, 11 U.S.C.  Section 101, et seq.

“Subordinated Loans” has the meaning set forth in the Background section hereof.

“Subsidiary” means any corporation, partnership, limited liability company or entity of which any Company owns or holds, directly or indirectly, a greater than 50% voting or economic interest, if any.

“Tax” and “Taxes” means any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Authority.

“Total Funded Senior Debt” means, for Emtec and its consolidated Subsidiaries, the sum of all:  (i) Senior Debt, (ii) Indebtedness under the Notes and (iii) retention bonuses owed under the terms of acquisition agreements (including without limitation the Gnuco Acquisition Agreement) and related documents, minus cash.

“Trademarks” means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, or otherwise, and (b) all renewals thereof.

“Trademark License” means any agreement, written or oral, providing for the grant by or to any Person of any right to use any Trademark.

“Trade Secrets” means all common law and statutory trade secrets and all other confidential information or other non-public information, whether or not reduced to a writing or other tangible form including, without limitation, patterns, designs, plans, product road maps, specifications, compilations, programs, devices, schematics, technology, methods, inventions, discoveries, improvements, concepts, ideas, drawings, analytics, techniques, processes and procedures, working notes and memos, market studies, consultant reports, know-how, research, customer lists, marketing, distribution and sales methods and systems, formulae, technical and laboratory data, competitive samples, and engineering prototypes and all similar information and know-how, whether or not reduced to a writing or other tangible form, including all documents and things embodying, incorporating or referring in any way to such Trade Secret, and all licenses to any of the foregoing, in any country or other geographic area in the world.

“Transfer” means the sale, assignment, lease, transfer, mortgaging, encumbering or other disposition, whether voluntary or involuntary, and whether or not consideration is received therefor.

“UCC” means the Uniform Commercial Code as in effect from time to time in the Commonwealth of Pennsylvania.

“Unfunded Capital Expenditure” means capital expenditures not funded by borrowing or from a source other than the Companies.

“Warrant” means individually and “Warrants” means collectively the warrants for the Capital Stock of Emtec issued in favor of each of the Investors, substantially in the forms attached hereto as Exhibit C.

Section 1.2.                           Interpretation.  Each reference herein to a particular Person shall include a reference to such Person’s successors and permitted assigns.  A reference to any document or agreement shall include such document or agreement as amended, restated, modified or supplemented from time to time in accordance with its terms.  A reference to any law, rule, regulation or statute includes any amendment or modification thereto.  A reference to the knowledge or awareness of a Company shall mean the actual knowledge of Key Management after reasonable inquiry by those individuals.  The words “herein” “hereof,” “hereunder,” “hereto,” and words of like import shall refer to this Agreement as a whole and not any particular article, section or subdivision of this Agreement.  A reference to an Article, Section, Exhibit or Appendix is a reference to the Article, Section, Exhibit or Appendix of this Agreement unless otherwise indicated.  The Exhibits and Schedules hereto shall be deemed as fully a part of this Agreement as if set forth herein in full.  The headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.  In this Agreement, the singular includes the plural and the plural includes the singular, pronouns stated in the neuter gender shall include the masculine, the feminine and the neuter, and the words “including,” “include” and “includes” shall be deemed to be followed by the words “without limitation.”  Terms defined in the UCC but not otherwise defined herein shall have the meanings assigned to them in the UCC.

ARTICLE 2
Subordinated Loan

Section 2.1.                           The Peachtree Subordinated Loan.  Subject to the provisions of this Agreement, and relying upon the representations and warranties herein set forth as and when made or deemed to be made, Peachtree will advance the principal amount of the Peachtree Subordinated Loan to the Companies upon the satisfaction of the applicable conditions set forth in Section 6.1.

Section 2.2.                           Notes.  The indebtedness of the Companies to the Investors for the Subordinated Loans shall be evidenced by Notes to the Investors in the original principal amounts of their Subordinated Loans.  Each Note shall mature on August 15, 2016 (the “Maturity Date”).  Each Note shall be subordinated to the Senior Debt pursuant to the terms of the PNC Intercreditor Agreement.

Section 2.3.                           Payments of Interest and Principal.  Each Note shall bear interest on the outstanding amounts owed thereunder, computed on the basis of a 360-day year for the actual number of days elapsed, and shall be payable in accordance with the following:

(a)               Regular Interest.  Interest shall accrue on the outstanding principal amount of each Note at a rate equal to twelve percent (12%) per annum, subject to Section 2.4.  The Companies shall pay unpaid interest accruing under this Section 2.3(a) on the last Business Day of every fiscal quarter beginning with February 28, 2012.

(b)               PIK Interest.  Additional interest shall accrue on the outstanding principal amount of each Note at a rate equal to two percent (2%) per annum.  Interest accrued under this Section 2.3(b) shall, at the Companies’ option, be paid in cash or added to the principal amount then outstanding hereunder on the last Business Day of every fiscal quarter beginning with February 28, 2012.

(c)               [Intentionally Omitted].

(d)               All remaining amounts owed under the Notes shall be due and payable on the Maturity Date, unless due sooner in accordance with Section 11.1.

Section 2.4.                           Default and Remedies.  In the event of the occurrence and continuance of any of the Events of Default described in Article 10 of this Agreement or described in Section 2 of the Notes, the Investors and Collateral Agent shall be entitled to the remedies set forth in Article 11 of this Agreement and Section 2 of the Notes.

Section 2.5.                           Payments.  All payments of principal, interest, fees and other amounts due under the Notes shall be made by the Companies to the Investors in lawful money of the United States of America, by check or wire transfer (according to the wiring instructions set forth at Schedule 2.5) of immediately available funds before 5:00 p.m. on the Business Day on which any such amount is due at the office of any Investor or such other office or by such other means as any Investor shall direct in a written notice delivered to Emtec in accordance with the terms of Article 12.

Section 2.6.                           Optional Prepayments.  Upon five (5) Business Days’ prior written notice to any Investor, the Company may elect to prepay, in whole or in part, the outstanding amount of principal under any Note, together with all accrued and unpaid interest on the principal amount prepaid to the date of prepayment, as well as all of the other monetary obligations or Company Liabilities that are payable with respect to any Note; provided, however, that any such prepayment must be accompanied by the applicable Prepayment Premium, if any, computed pursuant to Section 2.8 hereof.  Notwithstanding the above, a Prepayment Premium shall not be applicable if any prepayment is made from the proceeds of a Mandatory Prepayment Event due to an Act of Dissolution as provided in Section 2.7(b).

Section 2.7.                           Mandatory Prepayments.  The Notes, including the outstanding principal balance thereof, any accrued and unpaid interest thereon (and the appropriate Prepayment Premium, if any, computed pursuant to Section 2.8 hereof with respect to a Change of Control), and all other Companies Liabilities shall be immediately due and payable if any of the following events occur (each, a “Mandatory Prepayment Event”):

(a)               the occurrence of a Change of Control; or

(b)               the occurrence of an Act of Dissolution of a Company.

Emtec shall deliver to each Investor notice; (x) at least thirty (30) days prior to the occurrence of a Mandatory Prepayment Event of which Emtec is aware, or (y) if Emtec has no knowledge of the occurrence of a Mandatory Prepayment Event, promptly upon becoming aware of such Mandatory Prepayment Event, which such notice shall describe the Mandatory Prepayment Event in detail.

Section 2.8.                           Prepayment Premium.  Any prepayment made by the Companies pursuant to Section 2.6 or Section 2.7(a) prior to the fourth (4th) anniversary of the Closing Date is subject to the following schedule of prepayment premiums which such premiums shall be paid in full by the Companies at the time of any such prepayment (the “Prepayment Premium”):

Prepayment made on or After:	Premium

the Closing Date, but before August 15, 2012	Premium equal to 4% of the outstanding principal amount of the Subordinated Loan being repaid

August 15, 2012, but before August 15, 2013	Premium equal to 3% of the outstanding principal amount of the Subordinated Loan being repaid

August 15, 2013, but before August 15, 2014	Premium equal to 2% of the outstanding principal amount of the Subordinated Loan being repaid

August 15, 2014, but before August 15, 2015	Premium equal to 1% of the outstanding principal amount of the Subordinated Loan being repaid

Notwithstanding the foregoing, prepayments: (i) made with the proceeds of the life insurance policy required under the terms of Section 8.12 and (ii) of interest added to the principal amount outstanding hereunder under the terms of Section 2.3(b) hereof, shall not be subject to this prepayment premium.

Section 2.9.                           Joint and Several Obligations.  The obligations of the Companies hereunder shall be joint and several.

Section 2.10.                           Lead Company.  Each Company hereby designates Emtec as that Company’s agent to:  (i) obtain the Subordinated Loan hereunder, the proceeds of which shall be available to each Company for those uses as those set forth in Section 4.27, (ii) give and receive notices, (iii) deliver certificates and demands, and (iv) apply for waivers and consents.

ARTICLE 3
[Intentionally Omitted]

ARTICLE 4
Representations and Warranties of the Company

Each Company hereby represents and warrants to each Investor and the Collateral Agent, as of the date hereof, as follows:

Section 4.1.                           Organization.  Each Company is a corporation or limited liability company, duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized and has all requisite power and authority to own and lease its properties, to carry on its business as presently conducted and as presently proposed to be conducted and to enter into and to carry out the transactions contemplated under this Agreement and the other Loan Documents to which it is a party.  Each Company is qualified and in good standing as a foreign corporation or limited liability company in all such other jurisdictions, if any, in which the conduct of its Business as presently conducted or as presently proposed to be conducted or its present ownership, leasing or operation of property requires such qualification, and in which the failure to be so qualified would be likely to result in a Material Adverse Effect.

Section 4.2.                           Authorization of this Agreement.  Each Company has all necessary corporate or limited liability company power to enter into the Loan Documents to which it is a party, to issue and deliver the Notes, and to carry out all of the transactions contemplated hereby or thereby.  The execution, delivery and performance by each Company of this Agreement and the other Loan Documents to which it is a party have been duly authorized by all requisite corporate or limited liability company action by each Company; and such Loan Documents have been duly executed and delivered by each Company.  The officer(s) executing this Agreement and the other Loan Documents are duly authorized to act on behalf of each Company.

Section 4.3.                           Validity and Binding Effect.  This Agreement and the other Loan Documents are the valid and legally binding obligations of each Company, enforceable in accordance with their respective terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors rights and to general equity principles.

Section 4.4.                           Capitalization.

(a)               The authorized capital for each Company as of the Closing Date is set forth on Schedule 4.4(a).

(b)               Except as set forth on Schedule 4.4(b), no subscription, warrant, option or other right or commitment to purchase or acquire from any Company any Capital Stock of any Company, or any other securities of any Company, is authorized or outstanding, as of the Closing Date.

(c)               To the Companies’ knowledge, there are no sale agreements, pledges, proxies, voting agreements, voting trusts, powers of attorney or other agreements or instruments binding upon the Companies’ shareholders with respect to beneficial and record ownership of, or voting rights with respect to, the Companies’ equity securities as of the Closing Date.

Section 4.5.                           Subsidiaries; Equity Investments.  As of the Closing Date, no Company owns, and no Subsidiary of a Company owns, nor has it owned in the last five (5) years, any Capital Stock or other proprietary interest, directly or indirectly, in any corporation, association, trust, partnership, limited liability company, joint venture or other entity, other than as set forth on Schedule 4.5.  Schedule 4.5 also includes, as of the Closing Date, each Company’s and each Subsidiary’s ownership interest in any such entities.

Section 4.6.                           Material Contracts, Leases, Agreements and Other Commitments.

(a)               Except for agreements, contracts, plans, leases, arrangements or commitments disclosed on Schedule 4.6 (each, a “Material Contract”) no Company is a party to or subject to:

(i)           any agreement for the provision of products or services to any Company by any supplier or vendor for consideration greater than $1,000,000 in any fiscal year;

(ii)           any agreement for the provision of products or services by any Company to any customer for consideration greater than $1,000,000 in any fiscal year;

(iii)           any agreement that cannot be terminated or cancelled by any Company without the payment of a penalty or other cost of less than $500,000;

(iv)           any agreement that involves any partnership, joint venture or other similar arrangement;

(v)           any agreement that restricts any Company from engaging in or competing in any line of business or with any Person or in any geographic area;

(vi)           any agreement that involves any material Intellectual Property used, owned or licensed by any Company, other than licenses entered into in the Ordinary Course of Business with respect to “off-the-shelf” Software;

(vii)           any agreement that:  (A) any Person directly or indirectly owning, controlling or holding the power to vote 5% or more of the outstanding voting securities of any Company or any Affiliate of any Company, (B) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by any Company or any Affiliate of any Company, or (C) any director, corporate officer, or Key Management of any Company or any Affiliates or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such director, corporate officer, or Key Management;

(viii)           any agreement that relates to Indebtedness of any Company with a principal amount in excess of $500,000; or

(ix)           any agreement that creates a Lien on any of the Real Property relating to Indebtedness in excess of $500,000.

(b)               True and complete copies of each of the Material Contracts have been provided or made available to the Investors prior to the date hereof.  Each Material Contract is in full force and effect and is a valid and binding agreement (assuming due authorization and execution by all parties thereto other than any Company) of each Company, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally.  No Company, nor any other party thereto is in default or breach in any material respect under the terms of any such Material Contract, and, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute, or would reasonably be expected to constitute, a Material Adverse Effect.  Except as set forth on Schedule 4.6(b), no Company is engaged in a dispute with another party with respect to any Material Contract.  No Company has assigned or encumbered any of its rights, title or interest in or under any of the Material Contracts or agreed to any oral modifications of any of the provisions of any of the Material Contracts other than Liens granted therein in favor of the Investors or Senior Lenders or Senior Agent and other Permitted Encumbrances.

Section 4.7.                           Breach.  No Company is in violation or breach of any of the terms, conditions or provisions of its articles or certificate of incorporation or certificate of formation, as applicable, or its bylaws or limited liability company agreement, as applicable.  No Company is in violation or breach of any court order, judgment, arbitration award, or decree to which it is a party or by which it is bound, which violation or breach would be likely to result in a Material Adverse Effect.

Section 4.8.                           Employees, Officers, and Directors.

(a)               A current list of the names of all of the corporate or company officers, Key Management and the members of the board of directors or managers, of each Company, as applicable, is attached hereto as Schedule 4.8(a).

(b)               Except as described on Schedule 4.8(b), no Company has entered into any agreement or transaction with any of its employees, officers, executives, Key Management or directors that involves aggregate consideration payable by or to such Company equal to at least $250,000 in any fiscal year.

(c)               No officer, executive or Key Management of any Company has advised such Company in writing that he or she intends to terminate employment with such Company.  Each Company has complied with all applicable Laws relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of Social Security and other employment Taxes, except where such non-compliance would not reasonably be likely to result in a Material Adverse Effect.

(d)               Except as set forth on Schedule 4.8(d) or as would not reasonably be likely to result in a Material Adverse Effect:

(i)           To the Companies’ knowledge, no third party has claimed or has reason to claim that any person employed by any Company has (i) violated or may be violating any of the terms or conditions of his or her employment, non-competition or non-disclosure agreement with such third party, (ii) disclosed to such Company or may be disclosing to such Company or utilized or may be utilizing on such Company’s behalf any trade secret or proprietary information or documentation of such third party or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees, and no third party has requested information from such Company which suggests that such a claim might be contemplated.

(ii)           To the Companies’ knowledge, no employee of any Company has (i) violated or may be violating any of the terms or conditions of his or her employment, non-competition or non-disclosure agreement with such Company, (ii) disclosed to such Company or may be disclosing to such Company or utilized or may be utilizing on such Company’s behalf any Trade Secret or proprietary information or documentation of any third party or (iii) interfered or may be interfering in the employment relationship between such Company and any of its present employees.

(iii)           To the Companies’ knowledge, no Person currently or formerly employed by any Company has employed any Trade Secret or any information or documentation proprietary to such Company other than on behalf of such Company, and to the Companies’ knowledge, no Person currently or formerly employed by any Company has violated any confidential relationship which such Person may have had with such Company or any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of such Company.

(iv)           To the Companies’ knowledge, none of the execution or delivery of this Agreement, or the carrying on of the Business of any Company by an officer, director or key employee of any Company, or the conduct or proposed conduct of Business, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any such person is obligated.

Section 4.9.                           Compliance with Laws; Permits.  Each Company is in compliance, in all material respects (i) with all existing requirements of applicable Law, and (ii) all existing requirements of all governmental bodies or agencies having jurisdiction over it which are applicable to it and its Business, including, without limitation, all environmental laws, securities laws and labor and employment laws.  Each Company has all material permits, licenses and other authority necessary to the conduct of its business as presently constituted and conducted, and all such permits, licenses and other authorities are in full force and effect and valid.

Section 4.10.                           Conflict with Documents.  Neither the execution, delivery and performance of this Agreement nor any other Loan Document to which it is a party by each Company, nor the consummation of the transactions contemplated by this Agreement, either immediately or with the passage of time or the giving of notice or both, will:

(a)               conflict with or cause a breach or default under any of the terms, conditions or provisions of, result in a termination or modification of, or cause any acceleration of any obligation of any Company under any contract, lease, indenture, mortgage, or other agreement or instrument to which it is bound or by which any of its properties or assets may be affected;

(b)               conflict with the provisions of the Company’s articles or certificate of incorporation or certificate of formation, as applicable, or its bylaws or limited liability company agreement, as applicable, or any Law to which any Company, or any of its properties or assets are subject; or

(c)               result in the creation or imposition of any Lien against any Company, or any Company’s properties or assets other than those Liens in favor of the Investor contemplated under this Agreement and the Permitted Encumbrances.

Section 4.11.                           Financial Statements.  The following have been provided or made available to the Investor prior to the date hereof: (i) the annual audited financial statements of Emtec as of August 31, 2010 (including the notes thereto, if any) together with the report thereon, if any, of Emtec’s independent accountants (the “Audited Financial Statements”); and (ii) the internally prepared financial statements of Emtec for the twelve month period ending August 31, 2011 and two month period ending October 31, 2011 (the “Internally Prepared Financial Statements, collectively with the Audited Financial Statements, the “Financial Statements”).  The books and records of the Companies fairly reflect their business and the results of their operations in all material respects, and the Financial Statements fairly present the financial condition and results of operations of Emtec and its consolidated Subsidiaries as of the respective dates thereof and for the periods therein referred to in all material respects, all in accordance with GAAP and Emtec’s historical accounting practices and principles applied on a consistent basis, subject, in the case of Financial Statements for interim periods, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of notes (which, if presented, would not differ materially from those included in the Financial Statements).  To the knowledge of the Companies, no event has occurred, and nothing has come to the attention of the Companies since the date of the Financial Statements, that would indicate that such Financial Statements do not fairly present in all material respects the Companies financial position at such dates and the results of its operations and the financial condition for the period therein specified.

Section 4.12.                           No Undisclosed or Contingent Liabilities.  Except as set forth in Schedule 4.12, the Companies have no Liabilities required to be disclosed in a balance sheet prepared in accordance with GAAP other than (a) those reflected or reserved against in the Financial Statements, and (b) those trade liabilities incurred in the Ordinary Course of Business since the date of the Internally Prepared Financial Statements, including any obligations arising under any Contracts, which, neither individually nor in the aggregate, are material.

Section 4.13.                           Solvency.  The Companies are Solvent prior to the Closing Date.  Upon the completion of the transactions contemplated in this Agreement, the Companies will be Solvent.  The Companies reasonably believes that they will remain Solvent, giving effect to the Company Liabilities incurred in connection with the transactions contemplated by this Agreement, as long as any of the Company Liabilities remain outstanding or the Companies obligated to the Investor in any other manner whatsoever.  Giving effect to the Subordinated Loans, as of the Closing Date, the Companies have sufficient capital to carry on their business and transactions as now conducted and as planned to be conducted in the future.

Section 4.14.                           Taxes.

(a)               All material federal, state, local and foreign returns and reports relating to Taxes (as defined below), or extensions relating thereto, required to be filed by or with respect to the Companies have been timely and properly filed with the appropriate governmental authorities in all jurisdictions in which such returns and reports are required to be filed, and all such returns and reports are correct and complete in all material respects.

(b)               All material federal, state, local and foreign income, ad valorem, profits, franchise, sales, use, payroll, premium, occupancy, gross receipts, capital levy, property, severance, excise, withholding, customs duties, unemployment, transfer, license, employment, stamp, registration, disability, estimated, Capital Stock, windfall, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended (the “Code”)) and other taxes, including interest, additions to tax and penalties (for purposes of this Section 4.14 only, collectively, “Taxes”) payable by the Companies with respect to taxable periods ending on or prior to, and the portion of any interim period up to, the date hereof have been fully and timely paid or, in the case of Taxes not yet due, fully provided for on the Internally Prepared Financial Statements or, in the case of Taxes accruing after the date of such financial statement, on the books of account of the Companies; and there are no levies, liens, or other encumbrances relating to Taxes existing or pending, or to the knowledge of the Companies, threatened with respect to any asset of any Company.

(c)               No Company is a party to any tax sharing agreement or tax indemnification agreement.

Section 4.15.                           Litigation.  Except as set forth in Schedule 4.15, there are no pending or, to the knowledge of any Company, threatened suits, legal or administrative proceedings, inquiries, claims or governmental investigations against or with respect to any Company, or any of its managers, directors or officers, or the properties or assets of any Company.  To the knowledge of the Companies, there is no basis or grounds for any such suit, action, claim, investigation or proceeding.

Section 4.16.                           Orders; Decrees; Judgments.  Except as set forth in Schedule 4.16, there are no outstanding orders, judgments, writs, injunctions or decrees of any court, Government Authority or arbitration or mediation panel or tribunal against any Company, any of the Collateral or any of the other properties, assets or business of any Company.

Section 4.17.                           Intellectual Property.  Each Company, to its knowledge, owns or has the right to use all Intellectual Property used in the conduct of its business as currently constituted and conducted.  No Company has any pending unresolved written claim, demand or offer of license, or is party to any proceeding or suit alleging any conflict with, or infringement of, the asserted rights of others with respect to any Intellectual Property and no Company has any knowledge of any basis therefor.

Section 4.18.                           [Intentionally Omitted]

Section 4.19.                           Insurance.  Each Company maintains and has the insurance coverage provided under the insurance policies listed on Schedule 4.19.  All such insurance policies are in full force and effect and no Company is in default of any provision thereof.  No Company has received written notice from any issuer of any such insurance policies of its intention to cancel or refusal to renew any policy issued by it.  The hazards insured against by such policies and the amounts thereof are consistent with prudent business judgment, applicable to companies similarly situated to the Companies.  The Companies have made available to the Investors and Collateral Agent accurate and complete copies of the insurance binders or policies for all of the insurance listed in Schedule 4.19.

Section 4.20.                           Governmental Consent.  Except for the filing of financing statements at the necessary jurisdictions, no permit, consent, approval or authorization of, or filing with, any governmental regulatory authority or agency is required of any Company in connection with the execution, delivery and performance by the Companies of the Loan Documents, or the consummation by the Companies of the transactions contemplated thereby.

Section 4.21.                           Title to Assets.  Except as set forth on Schedule 4.21, each Company has good and marketable title to all of the assets owned by it, and a valid leasehold interest in all assets leased by it, free and clear of all Liens, except for Permitted Encumbrances.  All equipment, furniture and fixtures, and other tangible personal property of each Company necessary for the material operations in the foreseeable future of such Company is in reasonable operating condition and repair (ordinary wear and tear excepted) and is adequate for the conduct of the Business, consistent with past practices.

Section 4.22.                           Title to Properties; Location of Properties; Places of Business.  Each Company has good and insurable title to or valid leasehold interests in, all its real properties, free and clear of all Liens other than Permitted Encumbrances. The locations of the owned and leased real property of each Company is set forth on Schedule 4.22.   The chief executive office of each Company is set forth on Schedule 4.22.  All billings for the supply of goods and services by each Company are made from, and require payment to be made to, its chief executive office, as indicated on Schedule 4.22.  Except as set forth on Schedule 4.22, no Company has, during the five years preceding the date of this Agreement, been known as or used any other corporate, trade or fictitious name, nor acquired all or substantially all of the assets, or Capital Stock of any other Person.  Except as set forth on Schedule 4.22, no Company has, during the five years preceding the date of this Agreement, had a business location at any other address.

Section 4.23.                           Conflicting Interests.  Except as set forth on Schedule 4.23, neither any Key Management, director, corporate officer, or any relative or Affiliate of any Key Management, director or corporate officer, nor, to the knowledge of any Company, any employee or shareholder of any Company or any relative or Affiliate of any of such employees or shareholders, (a) has any pecuniary interest in any supplier or customer of any Company or in any other business enterprise with which any Company conducts material business or with which any Company is in competition, or (b) is indebted to any Company for money borrowed.

Section 4.24.                           Absence of Certain Changes and Events.  Except as set forth in Schedule 4.24, since August 31, 2010, each Company has conducted its Business only in the Ordinary Course of Business and there has not been any Material Adverse Effect or event, condition or contingency that is likely to result in a Material Adverse Effect.

Section 4.25.                           SBA Forms and Representations.  Attached hereto as Schedule 4.25(a), Schedule 4.25(b) and Schedule 4.25(c), are accurate and complete copies of the Size Status Declaration (SBA Form 480), the Assurance of Compliance for Non-Discrimination (SBA Form 652), and the Portfolio Financing Report (SBA Form 1031) executed by Emtec.  Each of the representations, statements and certifications made in each of such SBA forms is accurate and complete and does not fail to state a material fact necessary to make such representations, statements and certifications not misleading.  Emtec is a “small business concern” as defined in the Small Business Investment Act of 1958, as amended (the “SBA Act”), and the rules and regulations of the U.S. Small Business Administration (the “SBA”) issued or promulgated thereunder.  There exists no agreement, expressed or implied, and no condition, statement of facts or relationship between Emtec and any other entity or entities which would prevent it from qualifying as a “small business concern” under the SBA Act.

Section 4.26.                           Investment Company Act Representations.  Emtec  is not, and Emtec does not intend to become, an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”), and no Company is, and to the Companies’ knowledge, none of the Companies’ officers, directors, members, partners or controlling persons is either an “associate” of the Investor, as such terms are defined in Section 107.50 of the amended regulations promulgated under the SBA Act, or an “affiliated person” of the Investor, as such term is defined in Section 2(a)(3) of the 1940 Act.

Section 4.27.                           Use of Proceeds.  The amounts borrowed pursuant to the Peachtree Subordinated Loan shall be used:  (i) to paydown existing Indebtedness and (ii) to fund transaction costs.  No Company is engaged in the business of extending credit for the purpose of purchasing or carrying any “margin stock” or “margin security” (within the meaning of Regulations T or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Subordinated Loans will be used to purchase or carry any margin stock or margin security or to extend credit to others for the purpose of purchasing or carrying any margin stock or margin security.  If requested by any Investor, each Company will furnish to such Investor a statement to the foregoing effect in conformity with the requirements of FR Form U-l referred to in said Regulation U.  No part of the proceeds of any Subordinated Loan hereunder will be used for any purpose which violates, or which is inconsistent with, the provisions of either of Regulations T or X.

Section 4.28.                           Employee Benefits.   Except as disclosed on Schedule 4.28, with respect to each Employee Plan:  (i) each Employee Plan has been administered in compliance with its terms, and in compliance with the applicable provisions of ERISA, the Code and all other applicable Laws, except where such non-compliance would not reasonably be likely to result in a Material Adverse Effect; and (ii) there is no circumstance or event that would reasonably be expected to cause the imposition on any Company of any material liability, penalty or tax under ERISA or the Code with respect to any Employee Plan.  Neither the Company nor any ERISA Affiliate participates in or has any liability, including contingent liability, to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to the provisions of Title IV of ERISA or (ii) any Multiemployer Plan.  No Employee Plan provides, or reflects or represents any liability to provide medical benefits, whether or not insured, with respect to any former or current employee, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with the Company or any of its ERISA Affiliates other than coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code or any similar state law (including any such coverage that any Company has agreed to provide at its expense (in whole or in part)).

Section 4.29.                           Collective Bargaining.  Except as disclosed on Schedule 4.29, no Company is, and immediately after the Closing Date no Company will be, a party to or subject to any collective bargaining agreements or union contracts.  There are no labor disputes pending or, to the knowledge of the Companies, threatened against any Company, on the one hand, and its employees, on the other hand.

Section 4.30.                           Company’s Business.  Each Company is currently engaged in the Business and no other business or businesses.

Section 4.31.                           Management History.  To the knowledge of the Companies, during the past six (6) years, no corporate officer, director, shareholder or Key Management of any Company has been convicted of any felony criminal offense or been the subject of an Act of Bankruptcy.

Section 4.32.                           No Side Agreements.  To the knowledge of the Companies, no Company nor any of the officers, directors, managers, shareholders, members, or Key Management of any Company is party to any agreement, either written or oral, with any Person whereby any Company or any of the officers, directors, managers, shareholders or Key Management of such Company, acting in such capacities, have agreed to do anything beyond the requirements of formal, written contracts executed by such Company, outside the Ordinary Course of Business of such Company.  To the Companies’ knowledge, there exists no agreement or understanding calling for any payment or consideration from a customer or supplier of any Company to an officer, director, manager, shareholder or Key Management of such Company or to any Affiliates of such Persons, with respect to any transaction between such Company and such supplier or customer.

Section 4.33.                           Indebtedness.  Schedule 4.33 hereto sets forth a true and complete list of all Indebtedness of each Company as of the Closing Date.

Section 4.34.                           Foreign Corrupt Practices.  To the knowledge of the Companies, no Company, nor any director, officer, manager, agent, employee or other person acting on behalf of any Company has, in the course of his or her actions for, or on behalf of, such Company, used any funds of such Company for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Section 4.35.                           Broker’s or Finder’s Commissions.  Except as set forth on Schedule 4.35, no broker’s or finder’s or placement fee or commission will be payable to any broker or agent engaged by any Company or any of its officers, Key Management, directors, managers, shareholders or agents with respect to the transactions contemplated under the Loan Documents.  The Investors shall have no liability for any broker’s or finder’s or placement fees or similar commissions to any broker or agent engaged by any Company or any of its officers, Key Management, directors, managers, members, shareholders or agents.

Section 4.36.                           Environmental Matters.  Other than as set forth on Schedule 4.36:

(a)               each Company has performed all of its material obligations under, has obtained all necessary approvals, permits, authorizations and other consents required by, and is not in material violation of any Environmental Laws;

(b)               no Company has received any notice, citation, summons, directive, order or other communication, written or oral from, and no Company has any actual knowledge of the filing or giving of any such notice, citation, summons, directive, order or other communication by, any Governmental Authority or any other Person concerning the presence, generation, treatment, storage, transportation, transfer, disposal, release or other handling of any Hazardous Materials within, on, from, related to, or affecting any Real Property;

(c)               no Real Property has ever been used by any Company, to the actual knowledge of any Company, by any prior owner, lessee or operator, to generate, treat, store, transport, transfer, dispose of, release or otherwise handle any Hazardous Material in violation of any Environmental Law; and

(d)               there are, to the Companies’ actual knowledge, no Hazardous Materials within, on or under any Real Property owned or occupied by any Company in violation of any Environmental Law.

Section 4.37.                           Customers and Suppliers.  Since January 1, 2011, except as set forth in Schedule 4.37, no Company has received any notice from any material customer or supplier of such customer’s or supplier’s intent to terminate its relationship with such Company or to materially reduce the amount of products or services that it purchases from, or supplies to (as the case may be) such Company, and no Company has any reasonable basis to believe that any such customer or supplier intends to terminate such relationship.

Section 4.38.                           Other Document Representations.  Each of the representations and warranties set forth in the documents evidencing the Senior Debt, together with all related definitions and schedules thereto, are incorporated herein by reference mutatis mutandis such that the Investors have the full benefit of each such representation and warranty and that such representations and warranties are true and correct in all material respects, except as (i) waived by Senior Lenders or Senior Agent, or (ii) disclosed by reference to any of the Schedules hereto.

Section 4.39.                           Statements and Other Documents Not Misleading.  No provision of this Agreement (including the schedules and exhibits hereto), or of any other Loan Document, when taken together with all related or similar provisions, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated in order to make the statement, in light of the circumstances in which it is made, not misleading.

Section 4.40.                           Permitted Foreign Subsidiaries.  (i) the only direct and indirect Foreign Subsidiaries of the Companies as of the Closing Date consist of (1) MauritiusCo, (2) Emtec India, (3) Covelix India and (4) Emtec Canada; (ii) MauritiusCo does not and will not conduct any business other than the business of acting as an intermediate foreign holding company owning all of the Capital Stock and other equity interest of Emtec India and certain other Permitted Foreign Subsidiaries of Borrower that may hereafter be created, formed or acquired by Borrower in accordance with the terms of this Agreement) and MauritiusCo does not and will not have any significant or material assets other than the Capital Stock of such Permitted Foreign Subsidiaries, (iii) the current and issued and outstanding Capital Stock in MauritiusCo as of the Closing Date consists of 567,398 shares of common stock issued to Emtec Global, (iv) Emtec India does not and will not conduct any business other than the business of providing back office support, IT products, services and consulting to Emtec Global and the other Company entities and their direct and indirect Subsidiaries and also directly to third party clients, (v) the current and issued and outstanding Capital Stock in Emtec India as of the Closing Date consists of 112,956 shares of common stock issued to MauritiusCo and one (1) share issued to Emtec Global, (vi) the current and issued and outstanding Capital Stock in Covelix India as of the Closing Date consists of 9,999 shares of common stock issued to Covelix and one (1) share of common stock issued to Emtec Global.

Section 4.41.                           Permitted Canadian Subsidiaries.  (i) the only direct or indirect Canadian Subsidiary of any Company as of the Closing Date is the Emtec Canada, (ii) Emtec Canada is involved in and conducts businesses substantially similar to those conducted by the Companies, and (iii) the current and issued and outstanding Capital Stock of Emtec Canada as of the Closing Date consists of 1,000 common shares issued to Emtec Infrastructure Services Corporation, a Company and Delaware corporation.

Section 4.42.                           Emtec SEC Documents.

(a)               Emtec has filed with or furnished to the Securities and Exchange Commission (“SEC”) all forms, reports, statements, certifications and other documents required to be filed by it with the SEC since September 1, 2008 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Emtec SEC Documents”).  As of their respective effective dates (in the case of Emtec SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Emtec SEC Documents), Emtec SEC Documents complied in all material respects with the requirements of the Securities Act, the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Emtec SEC Documents, and none of Emtec SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected in a subsequently filed Emtec SEC Document. As of the date of this Agreement, no Subsidiary of Emtec is subject to the reporting requirements of Section 13(a) or 15(d) under the Exchange Act.

(b)               Each of the audited consolidated financial statements and unaudited consolidated financial statements of Emtec included in the Emtec SEC Documents (including the related notes and schedules), as of their respective effective dates (in the case of the Emtec SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Emtec SEC Documents), complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Quarterly Report Form 10-Q of the SEC), were prepared in accordance with GAAP and applicable accounting requirements and published rules and regulations of the SEC consistently applied during the periods involved (except (i) with respect to financial statements included in Emtec SEC Documents filed as of the date of this Agreement, as may be indicated in the notes thereto, or (ii) as permitted by the rules and regulations of the SEC, including Regulation S-X), and fairly present in all material respects the consolidated financial position of Emtec and its consolidated Subsidiaries as of the dates thereof and the consolidated statements of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown therein.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff.  To Emtec’s knowledge, as of the Closing Date, none of the Emtec SEC Documents filed on or prior to the date hereof is the subject of ongoing review or investigation.

(c)               There are no unconsolidated Subsidiaries of Emtec or any off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in Emtec SEC Documents nor any obligations to enter into any such arrangements.

(d)               Since September 1, 2008, subject to any applicable grace periods, Emtec and each of its officers and directors have been and are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act (as amended and including the rules and regulations promulgated thereunder).  Each of the principal executive officer of Emtec and the principal financial officer of Emtec (or each former principal executive officer of Emtec and each former principal financial officer of Emtec, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, in each case, with respect to the Emtec SEC Documents, and the statements contained in such certifications were true and complete on the date such certifications were made.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(e)               Emtec has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) as required under Rule 13a-15(a) and 15d-15(a) of the Exchange Act that are reasonably designed to ensure that material information relating to Emtec, including its Subsidiaries, required to be included in reports filed under the Exchange Act is made known to the chief executive officer and chief financial officer of Emtec by others within those entities to allow timely decisions regarding required disclosure as required under the Exchange Act and is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms.  Emtec has evaluated the effectiveness of Emtec’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Emtec SEC Document on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(f)               Emtec’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is reasonably sufficient in all material respects to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (B) that receipts and expenditures are executed in accordance with the authorization of management, and (C) that any unauthorized use, acquisition or disposition of Emtec’s assets that would materially affect Emtec’s financial statements would be detected or prevented in a timely manner.

(g)               Since September 1, 2008, (i) neither Emtec nor any Subsidiary or Emtec, nor, to Emtec’s knowledge, any director or executive officer of Emtec or any Subsidiary of Emtec has received any material complaint, allegation, assertion or claim, in writing that Emtec or any Subsidiary or Emtec has engaged in improper, illegal or fraudulent accounting or auditing practices and (ii) to Emtec’s knowledge, no attorney representing Emtec or any Subsidiary of Emtec, whether or not employed by Emtec or any Subsidiary of Emtec, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Emtec or any Subsidiary of Emtec or any of their respective officers, directors, employees or agents to the board of directors of Emtec or any committee thereof or to any director or officer of Emtec.

Section 4.43.                           Gnuco Acquisition.  To the Companies’ knowledge, the representations and warranties of Gnuco and its members contained in the Gnuco Acquisition Agreement are true and correct as of the date they were made.

Section 4.44.                           No Stock Exchange.  Emtec’s common stock has not been listed on a stock exchange since September 1, 2008; provided, that neither the Over-the-Counter Bulletin Board nor the “Pink Sheets” shall be considered a stock exchange.

ARTICLE 5
Representations and Warranties of the Investors

Each Investor separately represents and warrants to the Companies as follows:

Section 5.1.                           Authorization of this Agreement.  The Investor has all necessary power to enter into this Agreement.  The execution, delivery and performance by the Investor of this Agreement has been duly authorized by all requisite action by the Investor; and this Agreement, has been duly executed and delivered by the Investor and constitutes the legal, valid and binding obligation of the Investor, enforceable in accordance with its respective terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors rights and to general equity principles.

Section 5.2.                           Non-Contravention.  The execution, delivery and performance of this Agreement will not violate any provision of applicable Law, or any provision of any indenture, agreement or other instrument to which the Investor or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Investor.

Section 5.3.                           Valid and Binding.  This Agreement has been duly executed and delivered by the Investor and constitutes the legal, valid and binding obligation of the Investor, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors rights and to general equity principles.

Section 5.4.                           No Conflict of Interest.  The Investor has not loaned (and will not loan during the term hereof) any money to and has not made (and will not make during the term hereof) any investment in any Person that competes with the Companies in the Business, and to the knowledge of the Investor, the exercise by Investor of its rights set forth in this Agreement, including but not limited to those rights set forth in Sections 8.1 through and including 8.6, do not create and will not create any conflict of interest.

Section 5.5.                           Investment Representations.  The Investor is an “Accredited Investor” as defined in Rule 501 of Regulation D under the Securities Act.  The Investor has such knowledge and experience in financial and business matters, and with respect to transactions of the kind and scope contemplated by this Agreement, that the Investor is capable of evaluating the merits and risks of an investment in such Investor’s Note and of making an informed investment decision.

ARTICLE 6
Conditions Precedent to Closing

Section 6.1.                           Conditions Precedent to Closing.  The obligations of each Investor to provide its Subordinated Loan and to consummate the transactions to be consummated herein are subject to the following conditions precedent:

(a)               Agreement. The Companies shall deliver this Agreement to the Investors, duly executed by the Companies;

(b)               Notes.  The Companies shall deliver the Notes to the Investors, duly executed by the Companies;

(c)               Security Documents.  The Companies shall deliver the Security Documents to the Collateral Agent, duly executed by the Companies;

(d)               Warrants.  Emtec shall deliver:  (i) a Warrant to Peachtree, in form and substance acceptable to Peachtree and (ii) and Amended and Restated Warrant to NewSpring, in form and substance acceptable to Newspring, each duly executed by Emtec;

(e)               Investor Rights Agreement.  Emtec shall deliver the Investor Rights Agreement to the Investors, duly executed by Emtec;

(f)               Certificate of Emtec.  Emtec shall deliver to the Investors a certificate, executed by the President or the Chief Executive Officer of Emtec, dated the Closing Date, certifying to the fulfillment of the conditions specified in this Article 6, and further certifying that there does not exist as of the Closing Date a state of facts that would constitute a Default or Event of Default under any of the terms, conditions or provisions of this Agreement, and no Company is in default under any of the terms, conditions or provisions of its certificate or articles of incorporation or certificate of formation, as applicable, or its bylaws or limited liability company agreement, as applicable, or in default in any material respect under the terms, conditions or provisions of any: (i) indenture, mortgage, deed of trust, lease, instrument or other material contract or agreement or (ii) court order, judgment, arbitration award, or decree, to which it is a party or by which it is bound or, which state of facts would, with notice or lapse of time, or both, constitute such default;

(g)               Secretary Certificates.  Each Company shall deliver to Investors a certificate of the secretary of such Company attaching:

(A)           copies of such Company’s certificate or articles of incorporation or certificate of formation, as applicable (certified by the secretary of state of its state of formation), and its bylaws or limited liability company agreement, certified by the secretary of such Company as being in full force in such form as of the Closing Date (or if there has been no amendment to such documents since the date of delivery of same to NewSpring on the date of the Existing Subordinated Loan Agreement, then certifying such);

(B)           copies of resolutions adopted by the board of directors (or other applicable body) of such Company authorizing and approving this Agreement, the issuance of the Notes, and the consummation of all other transactions contemplated hereby;

(C)           a good standing certificate for such Company from its state of formation dated within a recent date prior to the Closing Date and satisfactory to the Investors’ counsel; and

(D)           certificates of incumbency certifying the names, titles and signatures of the Company’s officers executing the Loan Documents;

(h)               Opinion Letter(s).  The Companies shall deliver to Investors opinion letter(s) from legal counsel to the Companies, addressed to the Investors dated the Closing Date, in form and substance reasonably satisfactory to the Investors;

(i)               SBA Documentation.  The Companies shall deliver to Peachtree the fully executed documents required by the SBA to be executed by each Company in connection with the Peachtree Subordinated Loan as set forth in Section 4.25;

(j)               Foreign Good Standings.  From each jurisdiction where each Company is required to be qualified, except where the failure to be so qualified would not reasonably be likely to result in a Material Adverse Effect, dated within a recent date prior to the Closing Date and satisfactory to the Investors’ counsel.

(k)               Insurance.  The Collateral Agent shall have received insurance certificates and endorsements satisfying the requirements of Section 8.6(a) below;

(l)               PNC Intercreditor Agreement.  The Companies, Investors, Collateral Agent and Senior Agent shall have executed and delivered an intercreditor agreement in form and substance acceptable to the Investors in the Investors’ sole discretion (the “PNC Intercreditor Agreement”).

(m)               Senior Loan Agreement.  The Senior Loan Agreement is in form and substance acceptable to Investors, is valid and existing, and all rights of the Companies, including the right to draw advances, are available thereunder.  The Investors shall have received a fully executed copy of the documents evidencing the Senior Debt through the date hereof, together with Senior Agent’s consent to the Companies’ entering into the Subordinated Loans, in form and substance acceptable to Investor.

(n)               Amended and Restated Collateral Assignment of Undertakings.  The Companies shall deliver to Collateral Agent an Amended and Restated Collateral Assignment of Undertakings with respect to the Gnuco Acquisition Agreement (the “Gnuco Collateral Assignment  of Undertakings”), in form and substance acceptable to Collateral Agent.

(o)               Projections.  The Companies shall deliver to Investors quarterly financial projections for Emtec and its consolidated Subsidiaries' fiscal years ending August 31, 2012 and 2013 (including profit and loss statement, statement of cash flows, and balance sheet.

(p)               Capital Structure.  The capital structure of the Companies shall be satisfactory to the Investors.

(q)               Financial Statements.  The Companies shall deliver the Financial Statements to the Investors, which shall be in form and substance satisfactory to the Investors.

(r)               No Default/Compliance Certificate.  The Companies shall deliver to the Investors a completed No Default/Compliance Certificate of the Chief Executive Officer, Chief Financial Officer, Executive Officer or President of Emtec, certifying to the matters set forth therein (including, without limitation, compliance with the financial covenants as of August 31, 2011).

(s)               Flow of Funds.  The Companies shall deliver to Investors a flow of funds for the Closing Date, including all legal, accounting and other soft costs payable by the Companies in connection with the closing, which funds  are to be approved by and reasonably satisfactory to Investors;

(t)               Payoff of Existing Indebtedness; Lien Releases.  The Companies shall provide Investors with evidence of payoff of the Indebtedness to DeLage Landen Financial Services Canada, Inc. and DeLage Landen Financial Services, Inc. and release of any related Liens, in a form satisfactory to the Collateral Agent;

(u)               Payment of Amounts Due.  The Companies shall pay all fees, expenses and other obligations of each Company which are then due to any Investor in accordance with this Agreement;

(v)               Corporate and Limited Liability Company Proceedings; Consents; Etc.  All proceedings (corporate or otherwise) to be taken and all waivers and consents to be obtained in connection with the transactions contemplated by this Agreement have been taken or obtained and this Agreement and all documents incident hereto shall be satisfactory in form and substance to Investor and its counsel, each of whom shall have received all such originals or certified or other copies of such documents as it may reasonably request;

(w)               Compliance with Securities Laws.  The offering and sale of the Notes to the Investors shall have complied with all applicable requirements of federal and state securities laws;

(x)                Due Diligence.  The Investors shall have completed their due diligence review of the Companies in all respects satisfactory to the Investors, including without limitation all regulatory agreements with public or private licensing entities necessary for the operation and growth of the Business;

(y)                No Adverse U.S. Legislation, Action or Decision, Etc.  No legislation shall have been enacted by Congress, no other formal action shall have been taken by any Governmental Authority, whether by order, regulation, rule, ruling or otherwise, and no action shall exist and no decision shall have been rendered by any court of competent jurisdiction, which could materially and adversely affect the Notes being purchased by the Investors hereunder;

(z)                 No Material Adverse Change.  Prior to funding, there shall have occurred no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect;

(aa)               Absence of Litigation.  There shall be no pending, or to the knowledge of the Companies, threatened, suits, legal or administrative proceedings, inquiries, claims or governmental investigations against or with respect to any Company, or any of their respective managers, officers, properties or assets, which if adversely determined would reasonably be expected to have a Material Adverse Effect;

(bb)               Approval by Peachtree.  Peachtree’s investment committee shall have approved this Agreement and all of the transactions contemplated hereby and authorized Peachtree to become an Investor hereunder; and

(cc)               Other Document or Action.  The Companies shall deliver such other documents or perform such other actions relating to the transactions set forth in this Agreement as the Investors may reasonably request.

ARTICLE 7
Survival of Representations, Warranties and Agreements;
Indemnification; Fees and Expenses

Section 7.1.                           Survival of Representations, Warranties and Agreements.  All representations and warranties contained herein shall survive the Closing Date and shall continue in full force and effect so long as any Indebtedness hereunder or Company Liabilities are outstanding or unperformed or this Agreement otherwise remains in effect.  All statements contained in a certificate or other instrument delivered by any Company pursuant to this Agreement in connection with the transactions contemplated by this Agreement shall constitute representations and warranties by the Companies under this Agreement.  All agreements contained herein shall survive indefinitely until, by their respective terms, they are no longer operative.

Section 7.2.                           Indemnification.

7.2.1.           The Companies, without limitation as to time, will defend and indemnify the Investors and the Collateral Agent and their officers, directors, partners, managers, employees, attorneys and agents (each, an “Indemnified Party”) against, and hold each Indemnified Party harmless from, all losses, claims, damages, liabilities, costs (including the reasonable costs of preparation and reasonable attorneys’ fees and expenses) (collectively, the “Losses”) incurred by an Indemnified Party as a result of, or arising out of, or relating to (A) any misrepresentation or breach of any representation or warranty made by any Company herein, (B) any breach of any covenants, agreement or Company Liabilities of any Company contained in any of the Loan Documents or (C) any investigation or proceeding against any Company or any Indemnified Party and arising out of or in connection with this Agreement or any of the Loan Documents, whether or not the transactions contemplated by this Agreement are consummated, which investigation or proceeding requires the participation of, or is commenced or filed against, any Indemnified Party because of this Agreement, any other Loan Document such other documents and the transactions contemplated hereby or thereby, other than any Losses resulting from action or omission on the part of such Indemnified Party which is finally determined in such proceeding to be a result of such party’s gross negligence or willful misconduct.  Each Company agrees, on a joint and several basis, to reimburse each Indemnified Party promptly for all such Losses as they are incurred by such Indemnified Party in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom.  The obligations of the Companies under this paragraph will survive any Transfer of any Note and the termination of this Agreement.

7.2.2.           If any action, proceeding or investigation is commenced, as to which any Indemnified Party proposes to demand such indemnification, it shall notify the Companies with reasonable promptness; provided, however, that any failure by such Indemnified Party to notify the Companies shall not relieve the Companies from their obligations hereunder except to the extent the Companies are prejudiced thereby.

Section 7.3.                           Fees and Expenses.

7.3.1.           On the Closing Date, the Companies shall pay:  (i) a closing fee to Peachtree of Fifty-Two Thousand Dollars ($52,000); and (ii)  all reasonable professional fees and reasonable out-of-pocket costs and expenses incurred by the Investors in connection with the Subordinated Loans, including, without limitation, all unpaid fees and disbursements for work done for the Investors by their attorneys and legal staff.  All amounts described in this section shall be due and payable in full by the Companies on the Closing Date.

7.3.2.           The Company shall pay, as and when due, all of the following fees and expenses:  (i) the fees and expenses of its own counsel; (ii) any registration or qualification costs required in connection with the issuance of the Notes or otherwise required pursuant to the terms of this Agreement; (iii) any recordation, transfer, documentary or other taxes or costs of, or incidental to, any recording or filing of any of the Security Documents (including any financing statements) concerning the Collateral; (iv) the fees and expenses incurred in connection with any amendment, modification or waiver to this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith; and (v) any income, excise, franchise or other taxes incident to the transactions described herein.

ARTICLE 8
Affirmative Covenants

The Companies covenant and agree with the Investors and Collateral Agent that until payment in full of the Company Liabilities:

Section 8.1.                           ACH Debt Authorization.

  At the request of Peachtree, Companies will authorize Peachtree’s bank of account to initiate direct payments of interest payments due under the Note in favor of Peachtree from the Companies’ bank(s) of account pursuant to one or more authorizations in the form of Exhibit D.

Section 8.2.                           Financial Statements, Reports, Etc.

  From and after the date hereof until all Company Liabilities have been irrevocably paid in full and discharged, the Companies shall deliver to the Investors:

(a)               Monthly Financial Statements.  Within thirty (30) days after the last day of each month:  (i) financial statements of Emtec and its consolidated Subsidiaries, including a balance sheet and a statement of income as of the last date of each such month, a cumulative statement of income from the first day of the current fiscal year to the last day of such month (each of the above with comparison to the operating budget and the comparable period from the prior year), and a cumulative cash flow analysis from the first day of the current fiscal year to the last day of such month, and (ii) as soon as available, but in any event simultaneously with delivery to the holder of Senior Debt, copies of all monthly and all other information furnished to such holder of Senior Debt, including, without limitation, all borrowing base calculations pursuant to the terms of the agreements evidencing the Senior Debt.

(b)               Quarterly Financial Statements.  Within forty-five (45) days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year), the quarterly management prepared financial statements of Emtec and its consolidated Subsidiaries, including a balance sheet, statement of income and a statement of cash flows, which shall present fairly the financial condition of Emtec and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of their operations, during such quarter, in accordance with GAAP (without notes and subject to year end adjustments).

(c)               Annual Financial Statements.  Within one hundred twenty (120) days after the end of each fiscal year of Emtec, audited financial statements of Emtec and its consolidated Subsidiaries for such fiscal year.

(d)               Budget.  No later than sixty (60) days after the beginning of each fiscal year of Emtec and its consolidated Subsidiaries, an operating budget for such fiscal year for Emtec and its consolidated Subsidiaries and to include the following:  a projected income statement, statement of cash flows and balance sheet, with assumptions related to the budget, accompanied by a certificate from the Chief Executive Officer, Chief Financial Officer, Executive Officer or President of Emtec to the effect that, to such officer’s knowledge, such projections are good faith estimates (utilizing assumptions reasonably believed to be reasonable at the time made) of the financial condition and operations of Emtec and its consolidated Subsidiaries for the periods represented therein.

(e)               No Default/Compliance Certificate.  On a quarterly and annual basis, simultaneously with delivery of the financial statements described in Section 8.2(b) and Section 8.2(c) hereof, a No Default/Compliance Certificate of the Chief Executive Officer, Chief Financial Officer, Executive Officer or President of Emtec certifying to the matters set forth therein.

8.2.2.           Notices.

(a)               Promptly upon any such occurrence, the Companies shall deliver a written notice to each Investor of any default or any event which, upon a lapse of time or notice or both, would constitute a default under:  (i) the Senior Debt or (ii) any Subordinated Seller Loan.

(b)               The Companies shall notify each Investor of any suits, actions, claims, investigations or adversarial proceedings in excess of One Hundred Thousand Dollars ($100,000) filed against any Company or any Subsidiary thereof by delivering to each Investor, within ten (10) Business days of receipt thereof, a copy of the complaint or other such pleadings or filings served on or by such Company or Subsidiary.  As to any suit or other proceedings in excess of One Hundred Thousand Dollars ($100,000) to which any Company and/or its Subsidiaries is not a party but which could substantially affect the Collateral or the operation of the Business, such Company shall notify each Investor by delivering to each Investor a copy of all pleadings or filings obtained by such Company or its Subsidiary in regard to such litigation, or if no pleadings or filings are obtained, a letter setting out the facts known about the matter within ten (10) Business days of receipt thereof or knowledge of such suit.  Each Company agrees to notify each Investor as soon as practicable after such Company or any of its Subsidiaries becomes aware of any Hazardous Material or other environmental problem with respect to the Real Property, which causes, or any lien, action or notice resulting from the violation of any applicable Environmental Law on or connected to the Real Property.

(c)               Each Company shall give each Investor notice of the occurrence of any default declared or waived and of which such Company has knowledge with respect to (a) the Senior Debt, any Material Contract or other material obligation of any Company, provided that payment disputes would reasonably be expected to have a Material Adverse Effect, or (b) any judgment entered against any Company in an amount in excess of One Hundred Thousand Dollars ($100,000), by delivering an accurate and complete copy thereof to the Investor within ten (10) Business days of receipt thereof by such Company.

(d)               Each Company shall promptly provide each Investor notice in writing within ten business days of receipt by such Company of any notice from the PBGC or any other party that such Company or any of their ERISA Affiliates have or could have any liability with respect to a defined benefit pension plan;

(e)               Other Notices. Within ten (10) Business Days after a written request therefor, the Companies shall deliver to each Investor such other information as to the business, affairs, financial condition or information evidencing compliance with the requirements of the Loan Documents, and such other data and information routinely available to any Company, as such Investor may reasonably request from time to time to enable such Investor to comply with applicable Law and governmental filings.

Section 8.3.                           Information Requests.  From and after the date hereof until all of the Company Liabilities have been paid in full, the Companies shall furnish from time to time to each Investor all information such Investor may reasonably request to enable such Investor to prepare and file any form required of the Investor by the SEC, the SBA, or any other Governmental Authority, upon not less than ten (10) Business Days written notice.

Section 8.4.                           Access.  From and after the date hereof until all of the Company Liabilities have been paid in full: (a) the Companies shall afford to each Investor and its representatives (including an SBA representative) free and full access, upon reasonable notice and during regular business hours, to all the books, records, properties and offices of Emtec and its Subsidiaries and the right to make excerpts therefrom and copies and transcripts thereof, to discuss the affairs, finances and accounts of Emtec and its Subsidiaries with the officers of Emtec and its Subsidiaries and to conduct any audit or similar examination of any other documents deemed to be reasonably necessary or appropriate by such Investor, which shall be conducted by an independent audit firm selected by such Investor and shall be at such Investor’s expense; (b) the Companies shall allow each Investor or its agents, upon reasonable notice to Emtec, to interview Emtec and its Subsidiaries’ outside accounting firm and shall instruct them to cooperate with such Investor in connection with such interview.  Nothing in this Section 8.4 shall in any way be deemed to limit any Investor, its representative and the SBA’s ability to inspect any such information to the extent that it is required to make the Subordinated Loans compliant with all requirements of investment by a Small Business Investment Company in a “small business concern” as defined in the SBA Act, and the rules and regulations of the SBA issued or promulgated thereunder and to the extent that this Section 8.4 conflicts with such requirements of investment, the requirements of investment by a Small Business Investment Company in a “small business concern” as defined in the SBA Act, and the rules and regulations of the SBA issued or promulgated thereunder shall control.

Section 8.5.                           Books and Records.  Emtec and its Subsidiaries shall keep proper books of record and account in which full, true and correct entries in all material respects shall be made of all dealings or transactions in relation to its business and activities and maintain accounts and reserves in accordance with GAAP, for all taxes (including income taxes) (prepared in the Ordinary Course of Business), all depreciation, depletion, obsolescence and amortization of its properties, all contingencies, and all other reserves.

Section 8.6.                           Insurance.  Each Company shall:

(a)               Maintain with responsible insurance companies such insurance on its properties against such risks, including public liability, property damage and worker’s compensation insurance as are usually insured against by persons engaged in the Companies’ Business in the same location in at least such amounts as such insurance is usually carried by persons engaged in the same or similar business as the Companies in such state or states or country or countries as the Companies’ Business may be conducted.  Such policies owned by the Companies contain additional insured and loss payable provisions in favor of the Collateral Agent.  Insurance proceeds shall be applied as set forth in Section 8 of the Security Agreement.

(b)               File with the Collateral Agent upon the request of the Collateral Agent a detailed list of the insurance then in effect, stating, as applicable, the names of the insurance companies, the amounts of the insurance, dates of expiration thereof and the properties and risks covered thereby.

Section 8.7.                           Use of Proceeds.  The Companies shall use the net proceeds of the Subordinated Loans as set forth in Section 4.27.

Section 8.8.                           Payments and Obligations to the Investor.  The Companies shall make all payments of principal, interest and other charges as and when due under the Notes, shall timely make all payments of any other monetary liabilities and obligations, and shall perform and comply in all respects with all applicable terms, conditions and covenants of this Agreement and the other Loan Documents.

Section 8.9.                           Other Debts; Taxes.  The Companies shall promptly make all payments of principal and interest as and when due under the Senior Debt and any other debt obligations of the Companies and their Subsidiaries; provided, however, that this covenant shall not be construed as permitting the making of any payments on account of any other debt obligations of the Companies or their Subsidiaries that are not otherwise permitted by the terms and conditions of this Agreement.  Each Company will pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon any of its income or profits, or upon any properties belonging to it or its Subsidiaries, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any of its properties, or cause a failure or forfeiture of title thereto; provided, however, that no Company shall be required to pay any such tax, assessment, charge, levy, claim or debt obligation that is being contested in good faith and by proper proceedings timely instituted and diligently conducted if such Company or its Subsidiaries has maintained adequate reserves with respect thereto in accordance with GAAP.

Section 8.10.                           Maintain Existence, Licenses.

(a)               Each Company and its Subsidiaries shall take or cause to be taken all steps and perform or cause to be performed all actions necessary or appropriate to preserve and keep in full force and effect its existence as a corporation or limited liability company (or other entity) in good standing and its right to conduct its Business in a prudent and lawful manner in all jurisdictions in which it then conducts business, and

(b)               Each Company and its Subsidiaries shall maintain in full force and effect all Licenses necessary or appropriate to operate its Business in compliance with all applicable Laws in all material respects.

Section 8.11.                           Intellectual Property.  If any Company files with the United States Patent and Trademark Office or United States Copyright Office any applications for the registration or issuance of any Intellectual Property, Company shall notify the Collateral Agent promptly in writing of any such action, and, upon the request of the Collateral Agent, such Company shall execute and file promptly such collateral security agreements and related documents reasonably requested by Collateral Agent, and otherwise cooperate with the Collateral Agent, to provide the Collateral Agent a valid and perfected security interest in and to such Intellectual Property, subject to the rights of the secured parties relating to the Senior Debt.

Section 8.12.                           Key Man Insurance.  As soon as commercially practicable after the Closing Date (but no later than sixty (60) days after the Closing Date) and so long as such Person is employed by Emtec or is a shareholder of Emtec, Emtec shall be the beneficiary of a life insurance policy on the life of Dinesh R. Desai (which, other than the amount, shall otherwise be identical to the policy that was assigned to NewSpring, and shall be in form and substance satisfactory to Peachtree) in the amount of One Million Five Hundred Thousand Dollars ($1,500,000), excluding any similar insurance required pursuant to the terms of the Senior Debt or by NewSpring pursuant to the terms of the Existing Subordinated Loan Agreement.  Emtec shall execute and deliver all such notices, assignments or other documents as may be necessary or appropriate to assign the proceeds of such insurance to Peachtree.  Any payment of the proceeds of such insurance to Peachtree shall be applied against the outstanding Company Liabilities to Peachtree, first to any unpaid fees and costs, then to accrued and unpaid interest, then to principal.

Section 8.13.                           Compliance With Laws; Perform Obligations.  Emtec and each of its Subsidiaries shall comply in all material respects with all applicable Laws, rules, regulations, and orders.  Each Company shall perform all of its material obligations, if any, under each agreement relating to the Senior Debt, any Material Contract or other material obligation of any Company to do, or cause to be done, all things necessary in order to keep each such agreement in full force and effect if the failure to do so could reasonably be expected to have a Material Adverse Effect.

Section 8.14.                           Financial Ratios and Covenants.

(a)               Total Funded Senior Debt to Pro Forma Adjusted EBITDA Ratio.  Emtec and its consolidated Subsidiaries shall maintain, as of the last Business Day of each fiscal quarter, a ratio of (i) Total Funded Senior Debt on such date to (ii) Pro Forma Adjusted EBITDA on a trailing twelve (12) months basis for such period, of not less than the level in the right hand column below for each period set forth in the corresponding left hand column below:

Fiscal Quarter Ending On:	Ratio
November 30, 2011	4.0 to 1.0
February 28, 2012	4.0 to 1.0
May 31, 2012	3.75 to 1.0
August 31, 2012	4.0 to 1.0
November 30, 2012	4.0 to 1.0
February 28, 2013	3.5 to 1.0
May 31, 2013	3.5 to 1.0
August 31, 2013	3.5 to 1.0
November 30, 2013	4.0 to 1.0
February 28, 2014	3.5 to 1.0
May 31, 2014	3.5 to 1.0
August 31, 2014	3.5 to 1.0
November 30, 2014	4.0 to 1.0
February 28, 2015	3.5 to 1.0
May 31, 2015	3.5 to 1.0
August 31, 2015	3.5 to 1.0
November 30, 2015	4.0 to 1.0
February 28, 2016	3.5 to 1.0
May 31, 2016	3.5 to 1.0

; provided, that if the Companies sell the Federal Procurement Business, then the ratio in the right hand column above shall be “3.5 to 1.0” for each listed date.

(b)               Minimum Fixed Charge Coverage Ratio.  Emtec and its consolidated Subsidiaries shall maintain, as of the last Business Day of each fiscal quarter on a trailing twelve (12) months basis, a Fixed Charge Coverage Ratio of not less than the level in the right hand column below for each period set forth in the corresponding left hand column below:

Fiscal Quarter Ending On:	Ratio
November 30, 2011	1.3 to 1.0
February 28, 2012	1.3 to 1.0
May 31, 2012	1.3 to 1.0
August 31, 2012	1.3 to 1.0
November 30, 2012	1.4 to 1.0
February 28, 2013	1.5 to 1.0
May 31, 2013	1.5 to 1.0
August 31, 2013 and each fiscal quarter thereafter	1.5 to 1.0

Section 8.15.                           Subsidiaries.  From and after the date hereof until all of the Company Liabilities have been repaid in full, each Company shall cause all of its Subsidiaries hereafter created that are not Foreign Subsidiaries to execute documentation required by Collateral Agent for the purpose of (a) becoming a borrower hereunder and under the Notes, and (b) granting to the Collateral Agent for the benefit of the Investors a security interest in the assets of such Subsidiary.

Section 8.16.                           Compliance with Environmental Laws.  Each Company shall operate in material compliance with all Environmental Laws and not use any property which it owns or occupies to generate, treat, store, transport, transfer, dispose of, release or otherwise handle any Hazardous Material, except in material compliance with all Environmental Laws.

Section 8.17.                           Updated Schedules. Within ten (10) days after the Closing Date, the Companies shall deliver to Investors an updated Schedule 4.6 (Material Contracts) and updated Schedule 4.33 (Indebtedness).

Section 8.18.                           Further Assurances; Post Closing Items.    Each Company shall promptly upon the reasonable request by the Collateral Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, pledge agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Collateral Agent, may reasonably require from time to time in order to (a) to the fullest extent permitted by applicable law and the terms of this Agreement and the Security Documents, subject such Company’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Security Documents, (b) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder and (c) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Collateral Agent the rights granted or now or hereafter intended to be granted to the Collateral Agent under any Loan Document or under any other instrument executed in connection with any Loan Document to which such Company or any Subsidiaries thereof (that are not Foreign Subsidiaries) formed or acquired after the Closing Date is or is to be a party.

ARTICLE 9
Negative Covenants

Until the Company Liabilities are repaid in full, each Company, for itself and on behalf of each of its Subsidiaries covenants and agrees with the Investors and the Collateral Agent not to do any of the following without the prior written consent of the Investors and the Collateral Agent (which consent shall not unreasonably be withheld or delayed).

Section 9.1.                           Change of Capital Structure.  No Company or any of its Subsidiaries shall, directly or indirectly, take any of the following actions: (a) authorize or issue any additional shares or units of Capital Stock of any Company or any Subsidiary thereof, any equity or debt securities convertible or exchangeable into shares of Capital Stock of any Company or any Subsidiary thereof, or any options, warrants or other rights to acquire shares or units of Capital Stock of any Company or any Subsidiary thereof; provided that: (i) the limitations in this Section 9.1(a) shall not apply to Emtec and (ii) Emerging Cloud is permitted to issue up to 20% of its Capital Stock to Sellers of Gnuco and up to 10% of its Capital Stock to management; (b) the reclassification, repurchase, retirement or redemption (or other direct or indirect acquisition) of or the making of any sinking fund payments with respect to, any Capital Stock, options, warrants, or convertible securities of any Company or any of Subsidiary thereof, or set apart any sum for such purpose; provided that the limitations in this Section 9.1(b) shall not apply to any wholly-owned direct or indirect Subsidiary of Emtec, or the exercise of put rights granted to sellers in connection with the SDI, Covelix, Dinero or Gnuco acquisitions; (c) the merger, consolidation or other combination of any Company with one or more other Persons (other than with any other Company); or (d) establish any Subsidiary of any Company or any Subsidiary thereof (provided, that Gnuco may establish Emerging Cloud, subject to the terms of Section 8.15 hereof).

Section 9.2.                           Distributions.  No Company or any Subsidiary thereof shall make or cause to be made any distribution of cash, securities or other property of such Company or Subsidiary to any of its shareholders or members, whether such distribution would be characterized as a dividend or otherwise; provided, that nothing herein shall prohibit:  (i) any Company or Subsidiary thereof from making or causing to be made distributions in the form of payments:  (A) to employees that are shareholders or members of a Company or a Subsidiary thereof of wages, salary and bonuses in the ordinary course of business; (B) in respect to “earnouts” and similar payment obligations that have been earned in full as of such date and are not contingent; or (C) to a Company; or (ii) Emerging Cloud from making payments to its members to the extent necessary to enable the members of Emerging Cloud to pay their respective federal, state and local income tax liability arising solely out of their membership in Emerging Cloud (assuming for such purpose that such members are taxed at the highest applicable combined federal and state income tax rate).

Section 9.3.                           Dissipation of Assets.  No Company or any Subsidiary thereof shall in any manner convey or dispose of any equitable, beneficial or legal interest in any such Company’s or Subsidiary’s material assets, except for: (i) inventory sold and equipment disposed of in the Ordinary Course of Business and (ii) other sales of assets not to exceed One Million Dollars ($1,000,000) in sale price in the aggregate in any fiscal year.

Section 9.4.                           No Encumbrances.  No Company or any Subsidiary thereof shall permit to exist against any of its assets any Lien, except for the Permitted Encumbrances.

Section 9.5.                           Affiliate Transactions.  No Company or any Subsidiary thereof shall purchase or sell any property or services, or borrow or lend money or property from or to, or co-invest in, any transaction with any officer, director, member, employee or Affiliate of any such Company or Subsidiary except on fair and reasonable terms substantially as favorable to such Company or Subsidiary as would be obtainable by such Company or Subsidiary at the time in a comparable arm’s length transaction with a Person other than the Persons listed above.

Section 9.6.                           Change of Business, Future Business.  No Company or any Subsidiary thereof shall change the nature of its Business operations or expend or invest any funds in any manner not reasonably related to its Business.

Section 9.7.                           Additional Debts and Company Liabilities; Amendments.  No Company or any Subsidiary thereof shall incur any additional Indebtedness or create or incur any Contingent Obligation other than:  (a) the Company Liabilities; (b) trade payables or other short-term working capital debt incurred in the Ordinary Course of Business; (c) the Senior Debt; (d) Indebtedness incurred by Emtec Canada under the terms of the Senior Loan Agreement; (e) Indebtedness set forth on Schedule 9.7 hereto; (f) leases in the Ordinary Course of Business or purchase money obligations to finance Capital Expenditures permitted under the terms of Section 9.9 hereof; (g) intercompany debt guaranties permitted by Section 9.12 hereof and (h) earn-out arrangements in connection with Permitted Acquisitions; and provided that the Company may refinance Indebtedness permitted under clauses (e) and (f), so long as the principal amount of such Indebtedness is not increased.  No Company or Subsidiary thereof shall amend or modify the terms of the Subordinated Seller Notes or the Senior Debt in any manner that would reasonably be expected to have a Material Adverse Effect.  Emtec Canada may join in as a Company hereunder provided that: (i) Emtec Canada expressly joins in this Agreement as a borrower and becomes jointly and severally liable for the obligations of Companies hereunder and under any other Loan Document between any Company and the Investors and grants Collateral Agent, for the ratable benefit of Investors, a security interest in all its Collateral subject to no Lien other than a Permitted Encumbrance including a pledge of any equity interests of its Subsidiaries and (ii) Collateral Agent shall have received all documents, including legal opinions, it may reasonably require, including those needed  to establish compliance with each of the foregoing conditions including such items required under Section 6.1 of this Agreement as are customary

Section 9.8.                           No Adverse Actions.  No Company or any Subsidiary thereof shall, through any reorganization, reclassification, consolidation, merger, sale of assets, Act of Dissolution, issuance or Transfer of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms, covenants and conditions of this Agreement or any of the other Loan Documents, but shall at all times carry out in good faith all such terms.

Section 9.9.                           Limits on Capital Expenditures.  Emtec and its direct and indirect Subsidiaries shall not make capital expenditures and/or contracts for capital expenditures in excess of the amount set forth in Emtec and its consolidated Subsidiaries’ annual plan or budget approved by the Board.

Section 9.10.                           No Management Fees.  No Company or any Subsidiary thereof shall pay any management fees or similar payments to, or on behalf of, any shareholder of any Company or any Subsidiary thereof unless paid to the parent of such Company and eliminated in any intercompany elimination.  No Company nor any Subsidiary thereof shall amend the terms of any agreement with any shareholder or member of any Company or any Subsidiary thereof.

Section 9.11.                           Acquisitions.  Except for the transaction described in the Gnuco Acquisition Agreement and any Permitted Acquisition, no Company or any Subsidiary thereof shall merge or consolidate with any Person for the purpose of acquiring such Person or acquire all or substantially all of the assets or any of the equity interest in any Person.

Section 9.12.                           Guaranties.  Except: (i) Guaranties of Indebtedness of Emtec Canada under the Senior Loan Agreement; (ii) as disclosed on Schedule 9.12, (iii) guarantees of a Company in respect of Indebtedness otherwise permitted hereunder of another Company, (iv) guarantees of a Company in connection with any Permitted Acquisition; and (v) except to the extent the same shall constitute Indebtedness permitted under Section 9.7, no Company or any Subsidiary thereof shall directly or indirectly, assume, endorse, be or become liable for, or guarantee, the obligations of any Person other than the endorsement of negotiable instruments for deposit or collection in the Ordinary Course of Business.  For the purposes hereof, the term “guarantee” shall include any agreement, whether such agreement is on a contingency or otherwise, to purchase, repurchase or otherwise acquire Indebtedness of any other Person, or to purchase, sell or lease, as lessee or lessor, property or services primarily for the purpose of enabling another Person to make payment of Indebtedness, or to make any payment (whether as an advance, capital contribution, purchase of any equity interest or otherwise) to assure a minimum equity asset base, working capital or other balance sheet or financial condition, in connection with the Indebtedness of another person or to supply funds to or in any manner invest in another person in connection with such person’s Indebtedness.

Section 9.13.                           Advances.  No Company or any Subsidiary thereof shall make, or suffer to exist, any loan or advance or extend any credit to any Person, including, without limitation, any Affiliate of such Company other than:

(a)               trade credit advanced in the Ordinary Course of Business;

(b)               investments permitted by Section 9.14;

(c)               reasonable travel and expense advances in the Ordinary Course of Business; and

(d)               inter-Company loans.

Section 9.14.                           Investments.  No Company or any Subsidiary thereof shall make, or suffer to exist, any investment in any Person, except investments in:

(a)               obligations issued or guaranteed by the United States of America;

(b)               certificates of deposit, overnight time deposits, bankers acceptances and other “money market instruments” issued by any bank or trust company organized under the laws of the United States of America or any State thereof and (x) whose deposits are insured by the Federal Deposit Insurance Corporation or (y) having capital and surplus in an aggregate amount of not less than $100,000,000;

(c)               open market commercial paper rated at least A-1 by Standard & Poor’s, a division of the McGraw-Hill Companies, or P-1 by Moody’s Investor Service or the equivalent rating from another nationally recognized credit rating firm;

(d)               repurchase agreements entered into with any bank or trust company organized under the laws of the United States of America or any State thereof and having capital and surplus in an aggregate amount of not less than $100,000,000 relating to United States of America government obligations;

(e)               shares of “money market funds,” each having net assets of not less than $100,000,000;

in each case with respect to clauses (a) – (e) above maturing or being due or payable in full not more than 180 days after the Company’s acquisition thereof;

(f)               advances permitted pursuant to Section 9.13;

(g)               another Company;

(h)               investments up to $300,000 in aggregate for such fiscal year in monies or assets to any one or more of MauritiusCo or any other Permitted Foreign Subsidiary that is a direct Subsidiary of a Company (whether as capital contributions, intercompany loans and/or such other transactions as a Company may elect in its discretion) to be used (either directly by MauritiusCo or such direct Permitted Foreign Subsidiary and/or indirectly by Emtec India and/or any other Permitted Foreign Subsidiaries of MauritiusCo after the further transfer thereof from MauritiusCo to such Permitted Foreign Subsidiaries and any other direct Permitted Foreign Subsidiaries of any Company, but only to the extent that prior to making any such transfer, such Company shall give Investor prior written notice thereof, which such notice shall include the amount of such transfer and a reasonably detailed description of the purpose of such transfer; and

(i)               advances, loans or extensions of credit to Emtec Canada in an amount equal to the sum of (i) any amounts advanced on the Closing Date to repay Indebtedness to DeLage Landen Financial Services Canada, Inc. and (ii) an additional amount not to exceed $250,000 at any one time outstanding.

Section 9.15.                           Fiscal Year; Accounting Changes.  Emtec and its direct and indirect Subsidiaries shall not change their fiscal year or make a material change to its accounting policies or practices, except as required by changes in GAAP.

Section 9.16.                           ERISA Obligations.  No Company shall:

(a)               Cause or suffer to exist any event that would reasonably be expected to result in the imposition of a Lien under ERISA or the Code with respect to any Employee Plan;

(b)               Incur (i) any termination liability with respect to the termination of an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or (ii) any withdrawal liability (either in a complete or partial withdrawal) with respect to a Multiemployer Plan, individually or in the aggregate with respect to (i) and (ii), in excess of $300,000; or

(c)               Incur (i) any liability for any tax or civil penalty under Chapter 43 of the Code or Section 502 of ERISA (or any successor provisions) or (ii) any liability or obligation for, under, with respect to, or otherwise in connection with any Employee Plan, in each case, that would reasonably be expected to have a Material Adverse Effect.

Section 9.17.                           Amendments of Organizational Documents.  No Company or any Subsidiary thereof shall modify, amend, supplement or terminate, or agree to modify, amend or supplement, any such Company’s or Subsidiary’s formation documents in a manner that materially and adversely affects any Investor.

ARTICLE 10
Default Provisions

The occurrence of any of the events specified below in this Article 10 (each an “Event of Default”) shall constitute an immediate breach of, and default under this Agreement, entitling the Investor to exercise all of the rights and remedies specified in this Agreement as provided for herein and in any other Loan Document, and under all applicable Laws, without the obligation to furnish any further notice or opportunity to cure (beyond that specified in the applicable sections of this Article 10), all of which are hereby expressly waived by the Company:

Section 10.1.                           Monetary Defaults.

(a)           Any payment of principal, Prepayment Premium interest or any other monetary amount owed under any Note, hereunder or any other Loan Document is not received by any Investor or Collateral Agent on or before the due date thereof, and such failure to pay continues for a period of fifteen (15) days after the Companies have received written notice thereof, regardless of whether such payment is prohibited by the PNC Intercreditor Agreement (provided, that if a payment is prohibited by the PNC Intercreditor Agreement but permitted by the other parties thereto, upon payment of such sum by the Companies, such Event of Default shall cease to exist);

Section 10.2.                           Other Breaches.  Any Company shall fail to comply with its affirmative or negative covenants, agreements or undertakings in this Agreement, any Note or any of the Loan Documents; provided, however, that if such default is a failure to comply with non-monetary covenants, agreements and undertakings and does not otherwise have a grace or cure period, then such failure shall not be an Event of Default under this Section 10.2 unless it continues for a period of thirty (30) days after the earlier of the date on which any Investor or Collateral Agent gives written notice thereof to the Companies or on which the Companies became aware or should in the exercise of reasonable due diligence have become aware of such failure; provided, further, that such notice and opportunity to cure is expressly inapplicable to (a) any failure constituting an Event of Default under any other section of this Article 10; (b) any failure to comply with the provisions of Section 8.14 or Article 9; or (c) any failure which is incapable of cure or was willfully caused or permitted by any Company.

Section 10.3.                           Misrepresentation.  Any representation or warranty made by any Company in this Agreement or in any of the other Loan Documents, shall be untrue in any material respect when made.

Section 10.4.                           Act of Bankruptcy or Dissolution.  Any Act of Bankruptcy or Act of Dissolution shall have occurred with respect to any Company.

Section 10.5.                           Final Judgments.  Any final judgment shall be entered against any Company or any Subsidiary thereof in excess of Five Hundred Thousand Dollars ($500,000) not covered by insurance and is not discharged, annulled or stayed (and bonded if required) within sixty (60) days from the date of entry.

Section 10.6.                           Senior Debt.  Any default shall have occurred (after giving effect to any applicable grace and/or cure periods) and be continuing under any agreement evidencing, securing or otherwise related to the Senior Debt or the occurrence of any event that would entitle the holder of such Indebtedness to accelerate the maturity thereof for any reason, in either case which would not otherwise constitute an Event of Default under this Agreement.

Section 10.7.                           Other Defaults Generally.  Any default shall have occurred (after giving effect to any applicable grace and/or cure periods) and be continuing under any material Indebtedness (other than the Senior Debt) giving rise to an obligation on the part of any Company to pay or incur an amount in excess of Five Hundred Thousand Dollars ($500,000).

Section 10.8.                           Fraudulent Conveyance or Transfer.  Any Company shall conceal, remove or Transfer its property with the intent to hinder, delay or defraud its creditors or any of them, or the making or sufferance of any Transfer of any Company's property which is fraudulent under any bankruptcy, fraudulent conveyance, fraudulent transfer or similar state or federal law.

ARTICLE 11
Remedies

Upon the occurrence of an Event of Default under this Agreement, the Investor shall be entitled to exercise any or all of the rights and remedies set forth below, in addition to such other rights and remedies as may be provided for in the other Loan Documents or as may be available at law or in equity.

Section 11.1.                           Acceleration.  Following the occurrence and during the continuance of an Event of Default (except an Event of Default under Section 10.4 hereof resulting from an Act of Bankruptcy or an Act of Dissolution), the Investors, under the terms of the Participation Agreement, may, at their option, accelerate the maturity of the Notes and all other monetary obligations or Company Liabilities owed to the Investors or Collateral Agent and demand immediate payment in full of all amounts payable under the Notes and all of the Company Liabilities owed to the Investors or Collateral Agent, including, without limitation, the Prepayment Premium, if applicable, without presentment, demand, protest, or further notice by the Investors to the Companies, all of which are hereby expressly waived by the Companies.  Following the occurrence of an Event of Default under Section 10.4 hereof resulting from an Act of Bankruptcy or an Act of Dissolution, all principal and interest outstanding under the Notes and all other Company Liabilities owed to the Investors or Collateral Agent, including without limitation, the Prepayment Premium, shall become immediately due and payable, without presentment, demand, protest or further notice by the Investors to the Companies, all of which are hereby expressly waived by the Companies.

Section 11.2.                           Post Default Interest.  Following the occurrence and during the continuation of an Event of Default, the outstanding principal balance of the Notes shall bear interest at a rate per annum equal to four percent (4%) in excess of the interest rate then in effect, payable on demand to the Investors.

Section 11.3.                           Costs.  The Companies shall pay all reasonable expenses of any nature, whether incurred in or out of court, and whether incurred before or after the Notes shall become due, at the Maturity Date or otherwise, (including without limitation, reasonable attorneys’ fees and costs) which the Investors or Collateral Agent may deem necessary or proper in connection with the collection of any of the monetary obligations or liabilities or the administration, supervision, preservation, protection of (including without limitation, the maintenance of adequate insurance).  The Investors and Collateral Agent are authorized to pay at any time and from time to time any or all of such expenses, to add the amount of such payment to the amount of principal outstanding under the Notes, and to charge interest thereon at the rate specified in Section 11.2, if applicable.

Section 11.4.                           Remedies Non-Exclusive.  None of the rights, remedies, privileges or powers of the Investors and Collateral Agent expressly provided for herein shall be exclusive, but each of them shall be cumulative with, and in addition to, every other right, remedy, privilege and power now or hereafter existing in favor of any Investor or Collateral Agent, whether pursuant to the other Loan Documents, at law or in equity, by statute or otherwise.  No failure or delay on the part of any Investor or Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.

Section 11.5.                           Waiver of Rights by the Companies.  Except as may be otherwise specifically provided herein or in any other agreement between the Investors, Collateral Agent and the Companies which may be applicable, the Companies waive to the extent permitted by law, any bonds, security or sureties required by an statute, rule or otherwise by law as an incident to any taking of possession by the Investors or Collateral Agent of property subject to the Lien in favor of the Collateral Agent for the benefit of the Investors.  Upon the occurrence and during the continuance of an Event of Default, and subject to the terms of the PNC Intercreditor Agreement, the Companies also consent to the Collateral Agent entering upon any premises owned by or leased to any of them without obligation to pay rent or for use and occupancy, through self help, without judicial process and without having first given notice to the Companies or obtained an order of any court.  These waivers and all other waivers provided for in this Agreement and any other agreements or instruments executed in connection herewith have been negotiated by the parties.

ARTICLE 12
Miscellaneous

Section 12.1.                           Notices.  All notices required to be given to any of the parties to this Agreement shall be in writing and shall be deemed to have been sufficiently given, subject to the further provisions of this Section 12.1, for all purposes when presented personally to such party or sent via facsimile or by certified or registered mail, return receipt requested, with proper postage prepaid, or any national overnight delivery service, with proper charges prepaid, to such party at its address set forth below:

(a)               The Companies:

Emtec, Inc.
100 Matsonford Road
Two Radnor Corporate Center
Suite 420
Radnor, PA 19087
Fax No:  (484) 654-2539
Attention:  Gregory Chandler

with a required copy to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2808
Fax No:  (215) 994-2222
Attention: Gary L. Green, Esquire and Stephen M. Leitzell, Esquire

(b)               NewSpring or Collateral Agent:

NewSpring SBIC Mezzanine Capital II, L.P.
Radnor Financial Center
555 Lancaster Avenue, Suite 444
Radnor, PA  19087
Fax: (610) 567-2388
Attention:  Steven Hobman

with a required copy to:

Pepper Hamilton LLP
400 Berwyn Park
899 Cassatt Road
Berwyn, Pennsylvania 19312
Fax: (610) 640-7835
Attention: Christopher S. Miller, Esquire

(c)               Peachtree:

Peachtree II, L.P.
1230 Peachtree Street
Suite 1900
Atlanta, GA 30309
Telecopier: (404) 870-8191
Attention:  John McCarty

With a copy to:

King & Spalding LLP
100 N Tryon Street, Suite 3900
Charlotte, NC 28202
Attention: W. Todd Holleman
Telecopier: 404.572.5128

Such notice shall be deemed to be received (i) when delivered if delivered personally, or sent via facsimile, (ii) the next business day after the date sent if sent by a national overnight delivery service, or (iii) three (3) business days after the date mailed if mailed by certified or registered mail.  Any notice of any change in such address shall also be given in the manner set forth above.  Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

Section 12.2.                           Binding Agreement; Assignment.  This Agreement, the Notes and each other Loan Document shall inure to the benefit of the Investors, the Collateral Agent, the Companies and all future holders of the Notes, and each of their respective successors and assigns.  Other than as required by Law or by the SBA, this Agreement, the Notes and each other Loan Document shall be binding upon the Companies, the Investors, the Collateral Agent and all future holders of the Notes and their respective successors and assigns, and no such Person may assign, delegate or transfer any Loan Document or any of its rights or obligations thereunder: (a) with respect to the Companies, without the prior written consent of the Investors and the Collateral Agent and (b) with respect to the Investors and the Collateral Agent, without the prior written consent of Emtec, which consent shall not be unreasonably withheld, delayed or conditioned.  No rights are intended to be created under any Loan Document for the benefit of any third party debtor, creditor or incidental beneficiary of any Company.  Nothing contained in any Loan Document shall be construed as a delegation to any of the Collateral Agent, or any Investor of any other Person’s duty of performance.  NOTWITHSTANDING THE FOREGOING, EACH COMPANY ACKNOWLEDGES AND AGREES THAT EACH INVESTOR AT ANY TIME AND FROM TIME TO TIME MAY (SUBJECT TO THE LIMITATIONS ON, AND REQUIREMENTS FOR, THE ASSIGNMENT OR TRANSFER OF ANY NOTE, CONTAINED HEREIN OR THEREIN) SELL, ASSIGN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER ITS NOTE OR ANY OTHER LOAN DOCUMENT AND/OR THE COLLATERAL TO ITS AFFILIATES (EACH SUCH TRANSFEREE, ASSIGNEE OR PURCHASER, AN “ADDITIONAL INVESTOR”) AND GRANT PARTICIPATING INTERESTS IN ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER SUCH NOTE OR ANY OTHER LOAN DOCUMENT AND/OR THE COLLATERAL TO ITS AFFILIATES (EACH SUCH PERSON, A “PARTICIPANT”).  Each Additional Investor shall have all of the rights and benefits with respect to such Note, the Collateral and/or the other Loan Documents held by it as fully as if the original holder thereof and shall become a party to this Agreement by signing a counterpart of this Agreement or a joinder or similar agreement.  Each Participant shall have only the rights granted to it by such Investor granting its participating interest; provided, however, that (i) the assigning Investor’s obligations under this Agreement shall remain unchanged; (ii) the assigning Investor shall remain solely responsible to the Companies for the performance of such obligations; and (iii) the Companies shall, unless otherwise notified in writing, continue to deal solely and directly with the assigning Investor in connection with such Investor’s rights, interests and obligations under this Agreement, its Note and the other Loan Documents and the assigning Investor shall retain the sole right to enforce this Agreement.  Notwithstanding any other provision of any Loan Document, the assigning Investor may disclose to any Additional Investor or Participant all information, reports, financial statements, certificates and documents obtained under any provision of any Loan Document.

Section 12.3.                           Amendment.  Except as expressly provided herein and in the Participation Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Companies, the Investors and the Collateral Agent.  Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each holder of the Notes acquired under this Agreement at the time outstanding and each future holder of the Notes.

Section 12.4.                           Consents and Waivers.
  No consent or waiver, express or implied, by any party hereto of the breach, default or violation by any other party hereto of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach, default or violation of the same or any other obligations of such party hereunder.  Failure on the part of any party hereto to complain of any act of any of the other parties or to declare any of the other parties hereto in default, irrespective or how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

Section 12.5.                           Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

12.5.1.                      Governing Law.  This Agreement and all questions relating to its validity, interpretation and performance shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles.

12.5.2.                      Consent to Jurisdiction.

(a)               Each Company irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the Commonwealth of Pennsylvania, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Pennsylvania state court or, to the fullest extent permitted by applicable Law, in such Federal court.

(b)               Each Company irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Investor may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Company or its properties in the courts of any jurisdiction.

(c)               Venue for the adjudication of any claim or dispute arising out of this Agreement or any of the other Loan Documents shall be proper only in the state or federal courts of the Commonwealth of Pennsylvania, and all parties to this Agreement and the other Loan Documents hereby consent to such venue and agree that it shall not be inconvenient and not subject to review by any court other than such courts in Pennsylvania.

(d)               Each Company intends and agrees that the courts of the jurisdiction in which such Company is formed and in which it conducts its Business should afford full faith and credit to any judgment rendered by a court of the Commonwealth of Pennsylvania against such Company under this Agreement and the other Loan Documents, and such Company intends and agrees that such courts should hold that the Pennsylvania courts have jurisdiction to enter a valid judgment against such Company.

(e)               Each Company, the Investors and the Collateral Agent agree that service of any summons and complaint, and other process which may be served in any suit, action or other proceeding, may be made by mailing via U.S. certified or registered mail, return receipt requested, or by hand-delivering a copy of such process to the Company or the Investor (as applicable) or Collateral Agent at its address specified above.

(f)               The Company expressly acknowledges and agrees that the provisions of this section are reasonable and made for the express benefit of the Investors and Collateral Agent.

12.5.3.                      Waiver of Trial by Jury.  Each party to this Agreement agrees that any suit, action or proceeding, whether claim, defense or counterclaim, brought or instituted by any party hereto or any successor or assign of any party on or with respect to this Agreement or any other Loan Document or which in any way relates, directly or indirectly, to the Notes or any event, transaction or occurrence arising out of or in any way connected with this Agreement, the other Loan Documents or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury.  EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND ACKNOWLEDGES THAT THIS IS A WAIVER OF A LEGAL RIGHT AND THAT IT MAKES THIS WAIVER VOLUNTARILY AND KNOWINGLY AFTER CONSULTATION WITH, OR THE OPPORTUNITY TO CONSULT WITH, COUNSEL OF ITS CHOICE.

Section 12.6.                           Prior Agreements.  This Agreement supersedes any prior or contemporaneous understanding or agreement among the parties respecting the subject matter hereof.  There are no arrangements, understandings or agreements, oral or written, among the parties hereto relating to the subject matter of this Agreement, except:  (i) those fully expressed herein or (ii) in documents executed contemporaneously herewith, including without limitation the Participation Agreement.

Section 12.7.                           Counting of Days; Payments on Business Days.  In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday, then the final day shall be deemed to be the next day which is a Business Day.  Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest fees, as the case may be; provided that if such extension would cause payment of any interest on or principal of the Subordinated Loans or payment of any fees to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

Section 12.8.                           Captions.  The captions used in this Agreement are for convenience only and shall not be construed in interpreting this Agreement.  Whenever the context so required, the neuter shall include the feminine and masculine, and the singular shall include the plural, and conversely.

Section 12.9.                           Headings.  All section headings herein are inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.10.                           Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original for all purposes, but all of which taken together shall constitute only one agreement.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Section 12.11.                           Confidentiality.  Each of the Investors and Collateral Agent agree to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including the SBA); (c) to the extent  required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) with the consent of Emtec; (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 12.11 or (y) becomes available to the Investor or Collateral Agent or any of their respective Affiliates on a nonconfidential basis from a source other than the Companies; (h) to any state, Federal or foreign authority or examiner regulating the Investor; or (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Companies received by it from the Investor or Collateral Agent).  For the purposes of this Section, "Information" means all information received from the Investor relating to any of the Companies or their businesses, other than any such information that is available to the Investor or Collateral Agent on a nonconfidential basis prior to disclosure by any Company.

Section 12.12.                           Waivers of Events of Default.(a) Reference is hereby made to Section 8.14(a) (Total Funded Senior Debt to ProForma Adjusted EBITDA Ratio).  The Companies have failed to meet the covenant set forth in Section 8.14(a) for the fiscal quarter ending November 30, 2011 (the “Financial Covenant Default”).  Collateral Agent and Investors hereby waive any Event of Default arising from the Financial Covenant Default and (b) Reference is made to the negative covenants in the Existing Credit Agreement and elated security agreement prohibiting a Borrower’s name change without notice or consent.  eBusiness Applications Solutions, Inc. changed its name without such notice or consent (the “Name Change Default”).  Collateral Agent and Investors hereby waive any Event of Default arising from the Name Change Default.

Section 12.13.                            Amendment and Restatement.  This Agreement amends and restates the Existing Subordinated Loan Agreement; provided, however, that the execution and delivery of this Agreement shall not in any circumstance be deemed to have terminated, extinguished or discharged the Companies’ indebtedness under such Existing Subordinated Loan Agreement, all of which shall continue under and be governed by this Agreement.  This Agreement is NOT a NOVATION.

[Signature Page to Follow Immediately Hereafter]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Subordinated Loan Agreement as of the day and year first above written.

EMTEC, INC., a Delaware corporation

By:	/s/ Samir Bhatt
Name:	Samir Bhatt
Title:	Secretary

EMTEC, INC., a New Jersey corporation

By:	/s/ Samir Bhatt
Name:	Samir Bhatt
Title:	Secretary

EMTEC INFRASTRUCTURE SERVICES CORPORATION

By:	/s/ Samir Bhatt
Name:	Samir Bhatt
Title:	Secretary

EMTEC VIASUB, LLC

By:	/s/ Samir Bhatt
Name:	Samir Bhatt
Title:	Secretary

EMTEC GLOBAL SERVICES LLC

By:	/s/ Samir Bhatt
Name:	Samir Bhatt
Title:	Secretary

KOAN-IT (US) CORP.

By:	/s/ Samir Bhatt
Name:	Samir Bhatt
Title:	Secretary

(Signatures Continued on Next Page)

EMTEC FEDERAL, INC.

By:	/s/ Samir Bhatt
Name:	Samir Bhatt
Title:	Secretary

eBUSINESS APPLICATION SOLUTIONS, INC.

By:	/s/ Samir Bhatt
Name:	Samir Bhatt
Title:	Secretary

LUCEO, INC.

By:	/s/ Samir Bhatt
Name:	Samir Bhatt
Title:	Secretary

AVEEVA, INC.

By:	/s/ Samir Bhatt
Name:	Samir Bhatt
Title:	Secretary

SECURE DATA, INC.

By:	/s/ Samir Bhatt
Name:	Samir Bhatt
Title:	Secretary

COVELIX, INC.

By:	/s/ Samir Bhatt
Name:	Samir Bhatt
Title:	Secretary

(Signatures Continued on Next Page)

DINERO SOLUTIONS, LLC

By:	/s/ Samir Bhatt
Name:	Samir Bhatt
Title:	Secretary

GNUCO, LLC

By:	/s/ Samir Bhatt
Name:	Samir Bhatt
Title:	Secretary

(Signatures Continued on Next Page)

NEWSPRING SBIC MEZZANINE CAPITAL II, L.P., for itself as an Investor and as Collateral Agent

By:	NSM SBIC II GP, L.P.
Its General Partner

By:	NSM SBIC II GP, LLC
Its General Partner

By:	Steven D. Hobman
Steven D. Hobman
President

PEACHTREE II, L.P., as an Investor

By:	Peachtree II Management, LLC,
Its General Partner

By:	/s/ David Christopher
Name: David Christopher
Title: Manager

APPENDIX I

BORROWERS

Emtec, Inc. (Delaware corporation)

Emtec, Inc. (New Jersey corporation)

Emtec Infrastructure Services Corporation (Delaware corporation)

Emtec Viasub, LLC (Delaware limited liability company)

Emtec Global Services, LLC (Delaware limited liability company)

KOAN-IT (US) Corp. (Delaware corporation)

Emtec Federal, Inc. (New Jersey corporation)

eBusiness Application Solutions, Inc. (New Jersey corporation)

Luceo, Inc. (Illinois corporation)

Aveeva, Inc. (Delaware corporation)

Secure Data, Inc. (Delaware corporation)

Covelix, Inc. (Delaware corporation)

Dinero Solutions, LLC (Georgia limited liability company)

Gnuco, LLC (Delaware limited liability company)

THIS INSTRUMENT IS SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT DATED AS OF DECEMBER __, 2011, AS IT MAY BE AMENDED, RESTATED OR MODIFIED FROM TIME TO TIME, BY NEWSPRING SBIC MEZZANINE CAPITAL II, L.P., FOR ITSELF AND IN ITS CAPACITY AS COLLATERAL AGENT FOR THE INVESTORS, PEACHTREE II, L.P., AND PNC BANK, NATIONAL ASSOCIATION, AS AGENT FOR THE LENDERS (AS DEFINED THEREIN), (AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS), EMTEC INC. AND EACH OTHER OBLIGOR A PARTY THERETO FROM TIME TO TIME, AND EACH HOLDER HEREOF BY ITS ACCEPTANCE HEREOF SHALL BE BOUND BY THE PROVISIONS OF SUCH SUBORDINATION AGREEMENT.

AMENDED AND RESTATED
SUBORDINATED LOAN AGREEMENT

BY AND AMONG

NEWSPRING SBIC MEZZANINE CAPITAL II, L.P.,
for Itself as an Investor and in its Capacity as Collateral Agent,

PEACHTREE II, L.P., as an Investor,

and

EMTEC, INC.

AND THE OTHER BORROWERS SET FORTH ON APPENDIX I HERETO

December30, 2011

TABLE OF CONTENTS

Appendix:

Appendix I - Borrowers

Exhibits:

Exhibit A:  Form of Investor Rights Agreement
Exhibit B:  Form of Subordinated Promissory Note
Exhibit C:  Forms of Warrant
Exhibit D:  Form of Automatic Debit Authorization
Exhibit E:  Form of Compliance Certificate

Schedules:

Schedule 1.1A - Addbacks to Pro Forma Adjusted EBITDA
Schedule 2.5 – Investor Wire Instructions
Schedule 4.4(a) – Capitalization
Schedule 4.4(b) – Purchase Rights
Schedule 4.5 – Subsidiaries; Equity Investments
Schedule 4.6 – Material Contracts
Schedule 4.6(b) – Material Contract Disputes
Schedule 4.8(a) – Employees, Officers, Directors and Affiliates
Schedule 4.8(b) – Agreements or Transactions with Employees, Officers, Directors and Affiliates
Schedule 4.8(d) – Third Party Claims
Schedule 4.11 – Financial Statements
Schedule 4.12 – Liabilities
Schedule 4.15 – Litigation
Schedule 4.16 – Orders, Decrees, Judgments
Schedule 4.19 – Insurance
Schedule 4.21 – Title to Assets
Schedule 4.22 – Title to Properties; Location of Properties; Place of Business
Schedule 4.23 – Conflicting Interests
Schedule 4.24 – Absence of Certain Changes and Events
Schedule 4.25(a) – Size Status Declaration (SBA Form 480)
Schedule 4.25(b) – Assurance of Compliance for Non-Discrimination (SBA Form 652)
Schedule 4.25(c) – Portfolio Financing Report (SBA Form 1031)
Schedule 4.28(a) – Employee Benefit Plans
Schedule 4.28(b) – Compliance with Employee Plans
Schedule 4.29 – Collective Bargaining
Schedule 4.33 – Indebtedness
Schedule 4.35 – Fees or Commissions
Schedule 4.36 – Environmental
Schedule 4.37 – Customers and Suppliers
Schedule 8.10(b) – Licenses
Schedule 9.7 – Additional Debts and Company Liabilities
Schedule 9.12 – Guaranties